Exhibit 2.1

MERGER AGREEMENT

by and among

CYCURION, INC.,

CYCURION MERGER SUB, LLC

and

SECUVANT, LLC

*****

May 21, 2026

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is made and entered into as of May 21, 2026 (the “Execution Date”), by and among Cycurion, Inc., a Delaware corporation (“Purchaser”), Cycurion Merger Sub, LLC a Delaware limited liability company (“Merger Sub”), and Secuvant, LLC, a Utah limited liability company (the “Company”). Purchaser, Merger Sub, and the Company may each be referred to hereinafter as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Purchaser desires to acquire the Company (and indirectly its wholly-owned subsidiaries as listed on Section 5.1(b) of the Company Disclosure Schedule (the “Company Subsidiaries”)), including the Panoptic product line, via a reverse merger of the Company whereby, on the Closing Date (as hereinafter defined) and upon the terms and subject to subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger,” and together with the other transactions contemplated hereby, the “Transactions”), with the Company surviving the Merger as a wholly owned subsidiary of Purchaser;

WHEREAS, in connection with the Merger, Purchaser has agreed to provide consideration for the Merger (the “Merger Consideration”) consisting of an aggregate amount of Two Million Eight Hundred Seventy-Five Thousand Dollars ($2,875,000.00), comprised of Eight Hundred Seventy-Five Thousand Dollars ($875,000) in cash and 888,888 shares of Purchaser’s Series I Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), in exchange for all of the issued and outstanding limited liability company interests of the Company, consisting of 526,315,790 units of the Company (the “Company Units”), together with the right of the Company Equityholders to receive additional contingent consideration in the form of an Earn-Out (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes the purchase and sale of the Company Units pursuant to Section 741 of the Code, and Revenue Ruling 99-6, Situation 2 , and (b) each payment of any Earn-Out and delivery or payment of the Preferred Stock under this Agreement is intended to be treated for U.S. federal and applicable state and local income Tax purposes as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state or local Tax law, as appropriate (clauses (a)-(b), the “Intended Tax Treatment”);

WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has unanimously approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the Organizational Documents of the Company, and (b) declared that it is fair to, advisable and in the best interests of the Purchaser and the stockholders of the Purchaser that the Purchaser enter into this Agreement, and to consummate the Transactions, including the Merger on the terms and subject to the conditions set forth in this Agreement;

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WHEREAS, the board of directors of the Company (the “Company Board”) has approved and declared advisable this Agreement, and the Transactions, including the Merger, in accordance with the Organizational Documents of the Company, and (b) declared that it is fair to, advisable and in the best interests of the Company and the Company Equityholders (as defined herein) that the Company enter into this Agreement, and to consummate the Transactions, including the Merger on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Merger Sub has (a) approved and declared advisable this Agreement, and the Transactions, including the Merger, (b) declared that it is fair to, advisable and in the best interests of Merger Sub and the sole shareholder of Merger Sub that Merger Sub enter into this Agreement, on the terms and subject to the conditions set forth in this Agreement, and consummate the Transactions, including the Merger, (c) recommended to the sole shareholder of Merger Sub that it adopts this Agreement, and (d) Purchaser, in its capacity as the sole shareholder of Merger Sub has approved and adopted Agreement by written consent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions

As used herein, the following terms shall have the following meanings:

“Accelerated Vesting Conditions” are satisfied if (i) on any date following the Closing, a Change in Control of Purchaser occurs, or (ii), on any date on or following the Closing Date, the twenty (20) day volume-weighted average price of the Purchaser Common Stock on Nasdaq or a different National Securities Exchange is at or above $4.50 per share of Purchaser Common Stock with an average daily trading volume of at least 500,000 shares of Purchaser Common Stock.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Advisory Agreement” means the advisory agreement, effective as of the Closing Date, between Purchaser and Ryan Layton, Chief Executive Officer of the Company, to be mutually agreed between the Execution Date and Closing Date.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise, and its and their respective stockholders, partners, directors, officers, members, managers and employees, and with respect to a particular individual: (i) each other member of such individual’s family who resides with such individual and (ii) any Person that is controlled by one or more members of such individual’s family.

“Agreement” has the meaning specified in the preamble to this Agreement.

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“Applicable Percentage” means seventy percent (70%) for the 2026 Earn-Out Year, seventy-eight percent (78%) for the 2027 Earn-Out Year, and eighty-seven percent (87%) for the 2028 Earn-Out Year.

“Base Consideration” has the meaning specified in Section 3.1(a).

“Base Vesting Conditions” means (i) the Purchaser Common Stock shall be traded on Nasdaq or a different National Securities Exchange, (ii) the twenty (20) day volume-weighted average price of the Purchaser Common Stock on Nasdaq or such other National Securities Exchange shall be equal to or above $1.00 per share of Purchaser Common Stock, and (iii) the average daily trading volume during the twenty (20) day period referenced in subsection (B) shall be at least 500,000 shares of Purchaser Common Stock.

“Baseline Carve-Out Amount” means, with respect to each applicable Earn-Out Year, the threshold that must be exceeded before any Performance Earn-Out becomes payable, which shall be (x) Two Hundred Thousand Dollars ($200,000) for the 2026 Earn-Out Year, (y) One Million Dollars ($1,000,000) for the 2027 Earn-Out Year, and (z) Two Million Dollars ($2,000,000) for the 2028 Earn-Out Year.

“Business” means the business of the Company as conducted through the Company and/or the Company Subsidiaries immediately prior to the Closing Date.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York are authorized or obligated to close.

“Cash Consideration” has the meaning specified in Section 3.1(b).

“Certificate of Designation” means the certificate of designation of rights, preferences and privileges of the Preferred Stock setting forth the preferences, rights, redemptions, dividends and limitations of the Preferred Stock to be filed at or prior to Closing by the Purchaser with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit D.

“Certificate of Merger” has the meaning specified in Section 2.1(b).

“Change of Control” means any transaction or series of related transactions resulting in (i) the acquisition by any person or group of beneficial ownership of more than fifty percent (50%) of the outstanding voting power of Purchaser, or (ii) the sale of all or substantially all of the assets of Purchaser.

“Closing” means the closing of the transactions contemplated hereby.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Board” has the meaning specified in the Recitals.

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“Company Disclosure Schedule” has the meaning specified in the introductory paragraph of Article V.

“Company Equityholders” means, collectively, the holders of Company Units as of any time prior to the Effective Time and listed in Section 3.1(a) of the Company Disclosure Schedule.

“Company Financial Statements” has the meaning specified in Section 5.16(a).

“Company Intellectual Property” has the meaning specified in Section 5.19.

“Company License Agreements” has the meaning specified in Section 5.19.

“Company Material Adverse Effect” means any effect, change, event, occurrence, statement of facts or development that is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the Business, the assets, financial condition, results of operations or prospects of the Company, or the right or ability of the Company to consummate any of the transactions contemplated hereby; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general business, economic, or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any matter disclosed in the Company Disclosure Schedule; (v) any changes in applicable Laws or accounting rules; (vi) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Company; (vii) any natural or man-made disaster or acts of God; (viii) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; and the foregoing (i)-(v), (vii) and (viii) shall not be deemed to be a Company Material Adverse Effect unless such events, changes, developments, or occurrences, taken as a whole, have a material disproportionate effect on the Company relative to other participants in the industries in which the Company operates.

“Company Permits” has the meaning specified in Section 5.24.

“Company Subsidiary(ies)” has the meaning specified in the Recitals.

“Company Units” has the meaning specified in the Recitals.

“Confidential Information” has the meaning specified in Section 8.9.

“Contracts” means any contracts, agreements, subcontracts, leases, notes, indentures, commitments, memoranda of understanding and purchase orders, whether written or oral, whether implied or express, and each amendment, supplement, or modification (whether written or oral) in respect of any of the foregoing, in each case as currently in effect.

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“Conversion Price” means $2.25.

“DGCL” has the meaning specified in the Recitals.

“Earn-Out” has the meaning specified in Section 4.1(a).

“Earn-Out Period” has the meaning specified in Section 4.1(a).

“Earn-Out Shares” has the meaning specified in Section 4.2(b)(vi).

“Earn-Out Statement” has the meaning specified in Section 4.5(a).

“Earn-Out Year” has the meaning specified in Section 4.1(a).

“Effective Date” has the meaning specified in Section 2.1(b).

“Effective Time” has the meaning specified in Section 2.1(b).

“Employee Benefit Plans” means each written employee benefit plan, scheme, program, policy, agreement, arrangement and contract (including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, profit sharing, or equity based arrangement, and any employment, termination, retention, bonus, change in control, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, program, policy, arrangement or contract and any trust, escrow or other funding arrangement related thereto which is currently or has been at any time maintained or contributed to by either Company or any ERISA Affiliate for the benefit of any current or former partner, officer, employee or director or the dependents thereof.

“Employment Agreement” means the employment agreement, effective as of the Closing Date, between Purchaser and Danny White, President of the Company, a form of which is attached as Exhibit F.

“Environmental Laws” means any law, common law, ordinance, regulation or binding policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, state and local counterparts, in each case as amended, and any other federal, state and local law whose purpose is to conserve or protect employee safety and health, human health in respect to exposure to Hazardous Materials, the environment, wildlife or natural resources.

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“Equity Consideration” has the meaning specified in Section 3.1(c).

“Equity Incentive Plan” means Purchaser’s 2025 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agreement” has the meaning specified in Section 10.2.

“Escrow Amount” has the meaning specified in Section 10.2.

“Estimated Closing Working Capital” has the meaning specified in Section 3.1(d)(i).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” has the meaning specified in the preamble to this Agreement.

“Final Vesting Date” has the meaning specified in Section 3.1(d)(ii).

“Final Working Capital Statement” means that the Company’s current assets (excluding cash and cash equivalents) minus current liabilities (excluding Indebtedness), in each case determined in accordance with U.S. GAAP and applied on a consistent basis with past practice, shall be equal to or greater than the agreed Target Working Capital amount set forth in Section 3.1(d) of the Company Disclosure Schedule.

“Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body that is government-owned or established to perform such functions.

“Governmental Order” means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Profit” has the meaning specified in Section 4.2(b)(i).

“Gross Margin Floor” has the meaning specified in Section 4.2(b)(iv).

“Guaranteed Earn-Out” has the meaning specified in Section 4.2(a).

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“Hazardous Materials” means and includes petroleum and refined petroleum products, asbestos, polychlorinated biphenyls, and any other substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.

“Indebtedness” means, with respect to any Person (without duplication), any obligations, contingent or otherwise, in respect of: (i) the principal amount of any indebtedness for borrowed money outstanding, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due as a result of the transactions contemplated by this Agreement and including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under U.S. GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment that have been delivered, including “earn outs” and “seller notes,” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Independent Accountant” shall have the meaning specified in Section 3.1(d)(iv).

“Independent Valuation Firm” shall have the meaning specified in Section 7.2(f).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights, and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (ii) e-mail addresses, internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, and other social media companies or platforms and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights, author, performer, moral, and neighboring rights, and all registrations, applications for registration, and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information, and know how, databases, data collections, and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations, and continuations in part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; (vii) semiconductor chips and mask works; (viii) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (ix) all rights to any Actions of any nature available to or being pursued to the extent related to the foregoing, whether accruing before, on or after the Closing Date, including all rights to and claims for damages, restitution, and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

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“Intended Tax Treatment” has the meaning specified in the recitals.

“Interim Period” has the meaning specified in Section 7.1(a).

“Knowledge of Purchaser” means the actual and constructive knowledge of L. Kevin Kelly, its Chief Executive Officer, and Alvin McCoy III, its Chief Financial Officer, after reasonable inquiry of each such individual’s direct reports.

“Knowledge of the Company” means the actual and constructive knowledge of Ryan Layton, its Chief Executive Officer, and Danny White, its President, after reasonable inquiry of each such individual’s direct reports.

“Law” or “Laws” means any federal, state, local, municipal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, judgment, decree, proclamation, treaty, rule, regulation, ruling, or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

“Leak-Out Agreement” has the meaning specified in Section 3.2(f).

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant, or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Lock-Up Agreement” has the meaning specified in Section 3.2(e).

“Material Agreement” has the meaning specified in Section 5.14.

“Material Contract(s)” of a Person means all Contracts to which the Person or a Subsidiary of such Person is a party (i) involving obligations (contingent or otherwise) of, or payments to, such Person or Subsidiary in excess of $500,000, (ii) containing any covenant limiting the freedom of such Person or Subsidiary to engage in any business activity or compete with any Person, and (iii) solely in the case of Purchaser, is filed or required to be filed by Purchaser with the SEC pursuant to the Securities Act or the Exchange Act.

“Membership Interests” has the meaning specified in Section 6.7(c).

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“Merger” has the meaning specified in the Recitals.

“Merger Consideration” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the preamble to this Agreement.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Nasdaq Listing Application” has the meaning specified in Section 8.7 (b).

“National Securities Exchange” means a national securities exchange registered with the SEC under Section 6 of the Exchange Act.

“Objection Notice” has the meaning specified in Section 4.5(b).

“Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated November 5, 2019, as amended from time to time and in effect immediately prior to the Effective Time.

“Ordinary Course of Business” means the ordinary course of conduct of a business consistent with past custom and practice of such business.

“Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments and other modifications thereto.

“Outside Date” shall have the meaning specified in Section 9.1.

“Panoptic” means the proprietary technology platform, software, and related tools developed and owned by the Company that provide continuous threat and vulnerability visibility, prioritization, and security insights, including all algorithms, source code, object code, user interfaces, dashboards, data models, APIs, documentation and improvements thereto, together with any successor, replacement, upgrade, or derivative products that perform substantially similar functionality, regardless of the name, branding, or manner in which such functionality is offered or sold.

“Panoptic Licensing Agreements” means agreements entered into following the Closing by the Purchaser or its Affiliates with new customers that are not existing customers of the Company or Affiliates of existing customers of the Company as of the Closing.

“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“Payoff Amounts” has the meaning specified in Section 8.8(a).

“Payoff Letter” has the meaning specified in Section 8.8(a).

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“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 6.16.

“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith by appropriate proceedings and, in each case, for which specific and adequate accruals or reserves have been established in accordance with U.S. GAAP, (ii) mechanic’s, materialman’s, carrier’s, repairer’s, and other similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and, in either case, for which specific and adequate accruals or reserves have been established in accordance with U.S. GAAP, as applicable, (iii) non-exclusive licenses of Intellectual Property rights granted to customers in the Ordinary Course of Business, (iv) statutory Liens of landlords and Liens of carriers imposed by applicable Law, in each case, in the Ordinary Course of Business (other than, for the avoidance of doubt, any breach or default), (v) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, or other types of social security, (vi) defects or imperfections of title, easements, covenants, rights of way, restrictions, and other similar charges, defects, or encumbrances affecting title to real property that do not and would not reasonably be expected to materially interfere with the value or occupancy of such real property or the conduct of business as currently conducted thereon, or (vii) Liens arising pursuant to the express terms of this Agreement.

“Person” means any individual, company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Pre-Closing Tax Period” has the meaning specified in Section 8.6(c).

“Preferred Stock” has the meaning specified in the Recitals.

“Preferred Tranche” has the meaning specified in Section 3.1(d)(ii).

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Board” has the meaning specified in the Recitals.

“Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share of the Purchaser.

“Purchaser Disclosure Schedule” has the meaning specified in the introductory paragraph of Article VI.

“Purchaser Equity” has the meaning specified in Section 6.7(a).

“Purchaser Financial Statements” means all of the financial statements of Purchaser included in the Purchaser SEC Reports.

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“Purchaser Material Adverse Effect” means any effect, change, event, occurrence, statement of facts or development that is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the assets, business, financial condition, results of operations or prospects of Purchaser or the right or ability of Purchaser to consummate any of the transactions contemplated hereby; provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) general business, economic, or political conditions; (ii) conditions generally affecting the industries in which Purchaser operates; (iii) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any matter disclosed in the Purchaser Disclosure Schedule; (v) any changes in applicable Laws or accounting rules; (vi) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with Purchaser; (vii) any natural or man-made disaster or acts of God; (viii) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national, or international political conditions, or social conditions; or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; and the foregoing (i)-(ix) shall not be deemed to be a Purchaser Material Adverse Effect unless such events, changes, developments, or occurrences, taken as a whole, have a material disproportionate effect on Purchaser relative to other participants in the industries in which Purchaser operates.

“Purchaser Parties” has the meaning specified in the introductory paragraph of Article VI.

“Purchaser SEC Reports” has the meaning specified in Section 5.9(a).

“Qualifying Revenue” means revenue recognized in accordance with U.S. GAAP, ratably over a twelve (12)-month period, derived solely from new Panoptic Licensing Agreements including renewals thereof. For the avoidance of doubt, Qualifying Revenue shall exclude any revenue attributable to legacy Company contracts or renewals thereof, which shall remain entirely for the benefit of Purchaser.

“Registrable Securities” has the meaning specified in Section 3.2(d)(i).

“Registration Rights Agreement” has the meaning specified in Section 3.2(c).

“Representatives” means a Party’s officers, directors, Affiliates, managers, consultants, employees, representatives, and agents.

“Resale Registration Statement” has the meaning specified in Section 3.2(d)(i).

“Restricted Preferred Shares” has the meaning specified in Section 3.2(e)(ii).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Straddle Period” has the meaning specified in Section 8.6(d).

“Subsidiary(ies)” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control via contractual or other arrangements more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

“Surviving Corporation” has the meaning specified in Section 2.1(a).

“Tangible Personal Property” has the meaning specified in Section 6.14(a).

“Target Working Capital” means the amount of Final Working Capital agreed to by the Parties and set forth on Section 3.1(d) of the Company Disclosure Schedule, which amount reflects the normalized operating working capital required to operate the Business in the Ordinary Course of Business following the Closing, calculated as of the twelve (12) month period immediately preceding the Execution Date.

“Tax” or “Taxes” means (a) any and all federal, state, local, and foreign taxes, charges, fees, levies, assessments, duties, or other amounts payable to any Governmental Authority, including: income, franchise, profits, margin, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, escheat or unclaimed property, occupation, premium, registration, and gains taxes, customs, duties, imposts, charges, levies, or other similar assessments of any kind whatsoever, whether disputed or not, together with any interest, penalties, and additions imposed with respect thereto and any interest in respect of such penalties or additions; (b) any liability for the payment of any item described in clause (a) immediately above as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) immediately above as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b), or (c) immediately above of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.

“Tax Return” means any return, document, declaration, report, claim for refund, information return, or statement required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction(s)” has the meaning specified in the Recitals.

“Transaction Litigation” has the meaning specified in Section 8.10(c).

“Transfer Agent” means Equiniti Trust Company, LLC, located at 48 Wall Street, 22nd Floor, New York, NY 10005.

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“Treasury Regulations” means the interpretive treasury regulations promulgated under the Code.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect (a) with respect to financial information for periods on or after the Execution Date, as of the Execution Date, and (b) with respect to financial information for periods prior to the Execution Date, as of such applicable time.

“Vesting Conditions” means, collectively, the Base Vesting Conditions and the Accelerated Vesting Conditions.

“VWAP” means, with respect to any specified period, the volume-weighted average of the closing prices of Purchaser Common Stock on the principal trading market on which such securities are listed during such period, as reported by Bloomberg L.P. (or, if not available, by another nationally recognized quotation service mutually agreed by the Parties).

“Working Capital Dispute Notice” shall have the meaning specified in Section 3.1(d)(iv).

Section 1.2 Other Definitional and Interpretative Provisions

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement (including any Exhibits and Schedules annexed hereto) as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits, and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Purchaser Disclosure Schedule and the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law, or applicable Law shall be deemed to refer to such statute, rule, regulation, law, or applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder (except to the extent otherwise expressly provided herein). References to any Contract are to that Contract as amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in Wilmington, Delaware. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States dollars in the manner and at the times set forth herein and all monetary references used herein, including references to “$” shall be to United States dollars unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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ARTICLE II MERGER

Section 2.1 The Merger

(a) Upon the terms and conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company, and (ii) the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a wholly-owned subsidiary of Purchaser.

(b) On the Closing Date, the Parties shall cause a certificate or statement of merger (as applicable), in a form reasonably satisfactory to the Company and Purchaser (the “Certificate of Merger”), to be executed and filed with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Utah. The Merger shall become effective on the date and at the time agreed by Purchaser and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time” and the date the Merger becomes effective being referred to as the “Effective Date”).

(c) The Merger shall be effectuated pursuant to the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, and duties of the Surviving Corporation, in each case, in accordance with the DGCL.

(d) At the Effective Time, the Organizational Documents of the Company shall become the Organizational Documents of the Surviving Corporation.

Section 2.2 Treatment of Company Units

(a) Conversion of Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the holders thereof, each issued and outstanding Company Unit, shall be automatically cancelled and extinguished and converted into the right to receive such holder’s applicable portion of the Merger Consideration (including the Earn-Out, if any), as provided in Article III and Article IV of this Agreement.

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(b) Issuance of Company Units to Purchaser. At the Effective Time and as a result of the Merger, all Company Units shall be issued to Purchaser (or its designated Affiliate), and Purchaser shall become the sole member of the Surviving Corporation, holding one hundred percent (100%) of the issued and outstanding Company Units, free and clear of all Liens.

(c) Cancellation and Termination of Rights. At the Effective Time, all Company Units shall cease to exist and be terminated, and each holder of Company Units shall cease to have any rights as a member of the Company under the Company’s Operating Agreement, except solely for the right to receive the Merger Consideration and any amounts payable pursuant to this Agreement. No holder of Company Units shall have any further rights to vote or participate as a member of the Company following the Effective Time.

(d) No Further Transfers or Issuances. From and after the Execution Date and until the Effective Time, the Company shall cause each holder of Company Units to be prohibited from selling, assigning, transferring, pledging, encumbering or otherwise disposing of any Company Units, whether directly or indirectly, and the Company shall not recognize, record or register any transfer of Company Units on its books and records during such period. All outstanding equity interests of the Company shall be owned, directly or indirectly, by Purchaser.

(e) Exchange Effected by Operation of Law. The conversion of Company Units described in this Section 2.2 shall occur automatically by operation of law pursuant to the Utah Revised Uniform Limited Liability Company Act and the Delaware Limited Liability Company Act.

(f) Treatment of Equity-Linked Rights. At the Effective Time, all options, warrants, profit interests, phantom equity or other equity-linked or equity-based rights relating to Company Units, whether vested or unvested, shall be cancelled and extinguished, unless expressly provided otherwise in this Agreement or in a written agreement between Purchaser and the applicable holder.

(g) No Appraisal Rights. The holders of Company Units shall not be entitled to dissenter’s rights under the Utah Revised Uniform Limited Liability Company Act with respect to the Merger, except to the extent such rights are validly waived pursuant to the Company’s Operating Agreement or applicable Law.

(h) Further Assurances. Each holder of Company Units shall, from and after the Effective Time, take such further actions and execute such additional documents as Purchaser may reasonably request to evidence or effectuate the cancellation of Company Units and the vesting of ownership of the Company in Purchaser.

Section 2.3 Closing

In accordance with the terms and subject to the conditions of this Agreement, the Closing will take place remotely by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format, on the date that is three Business Days after the first date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and place as may be mutually agreed in writing by the Company and Purchaser.

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Section 2.4 Deliverables by the Company at Closing

At or prior to the Closing, the Company shall deliver or cause to be delivered to Purchaser:

(a) a duly executed counterpart of each ancillary agreement to which the Company is a party, including the Registration Rights Agreement, Lock-Up Agreement and Leak-Out Agreement;

(b) a duly executed counterpart of the Advisory Agreement;

(c) a duly executed counterpart of the Employment Agreement;

(d) a duly executed counterpart of the Escrow Agreement;

(e) any consents required to be obtained by the Company in connection with the transactions contemplated by this Agreement in a form reasonably acceptable to Purchaser, duly executed by the Person or Persons from whom each such consent is required, except for such consents if not obtained that would not cause a Company Material Adverse Effect;

(f) a certificate of an officer of the Company, in form and substance reasonably satisfactory to Purchaser, attaching copies of the documents as set forth in Section 7.2(e)(i), and certifying that each of the documents attached pursuant to clauses (A)-(C) of Section 7.2(e)(i) is true and complete;

(g) a certificate of an officer of the Company, in form and substance reasonably satisfactory to the Purchaser, certifying the accuracy of clauses (a), (b) and (c) of Section 7.2(e) herein.

(h) a certificate of good standing and status as to the Company from the Secretary of State of the State of Utah, dated within five days of the Closing Date, certifying that the Company is in good standing in the State of Utah and by the Secretary of State (or equivalent Governmental Authority) of each other jurisdiction where the Company is qualified to do business, if any;

(i) a copy of the final report of the Independent Valuation Firm, duly addressed to the Purchaser and the Company, in a form reasonably acceptable to both the Purchaser and the Company.

(j) true and complete copies of (i) the unaudited consolidated balance sheets of the Company as of December 31, 2024 and December 31, 2025, and the related unaudited statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Company as of the end of the most recent fiscal quarter prior to the Closing Date and the related unaudited statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the stub period then ended, which Company Financial Statements (as defined below) shall be delivered to Purchaser and shall be prepared in accordance with U.S. GAAP and in a format suitable to permit Purchaser to complete an audit in accordance with the standards of the PCAOB.

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(k) Payoff letters and evidence of release of Indebtedness and Liens as required by Section 8.8.

(l) written resignations of directors and officers of the Company as requested by Purchaser, effective as of the Closing; and

(m) such other documents or instruments as Purchaser may reasonably request and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 2.5 Deliverables by Purchaser and Merger Sub at Closing

At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to the Company:

(a) a duly executed counterpart of each ancillary agreement to which the Company is a party, including the Registration Rights Agreement, Lock-Up Agreement and Leak-Out Agreement;

(b) a duly executed counterpart of the Advisory Agreement;

(c) a duly executed counterpart of the Employment Agreement;

(d) a duly executed counterpart of the Escrow Agreement;

(e) payment of the cash portion of the Merger Consideration payable at Closing by wire transfer of immediately available funds to the accounts designated by the Company prior to the Closing;

(f) evidence reasonably satisfactory to the Company of the issuance of the shares of Preferred Stock constituting the equity portion of the Merger Consideration;

(g) certified copies of resolutions adopted by the Purchaser Board approving this Agreement and the Transactions contemplated hereby;

(h) a written consent of Purchaser, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger;

(i) a certificate of an officer of the Purchaser, in form and substance reasonably satisfactory to the Company, attaching copies of the documents as set forth in Section 7.3(e)(i), and certifying that each of the documents attached pursuant to clauses (A)-(C) of Section 7.3(e)(i) is true and complete;

(j) a certificate of an officer of the Purchaser, in form and substance reasonably satisfactory to the Company, certifying the accuracy of clauses (a), (b) and (c) of Section 7.3(e) herein.

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(k) a duly executed Certificate of Merger in the form agreed by the Parties, ready for filing with the Secretary of State of the State of Delaware promptly following the Closing;

(l) Receipt by Purchaser of the Payoff Letters and lien release documentation required under Section 8.8; and

(m) such other documents or instruments as the Company may reasonably require and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

ARTICLE III MERGER CONSIDERATION

Section 3.1 Merger Consideration

(a) Merger Consideration. The Merger Consideration consists of the Base Consideration (as defined below), which includes the Cash Consideration (as defined below) and Equity Consideration (as defined below), and the Earn-Out payments.

(b) Base Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser shall pay or cause to be paid to the Company Equityholders, as set forth in Section 3.1(a) of the Company Disclosure Schedule, aggregate consideration in the amount of Two Million Eight Hundred Seventy-Five Thousand Dollars ($2,875,000) (the “Base Consideration”).

(c) Cash Consideration. The cash portion of the Base Consideration shall equal Eight Hundred Seventy-Five Thousand Dollars ($875,000) (the “Cash Consideration”) and shall be payable as follows:

(i) at the Closing, an amount equal to Three Hundred Fifty Thousand Dollars ($350,000);

(ii) on the sixtieth (60th) day following the Closing Date, an amount equal to Three Hundred Thousand Dollars ($300,000); and

(iii) on the one hundred twentieth (120th) day following the Closing Date, an amount equal to Two Hundred Twenty-Five Thousand Dollars ($225,000).

The Cash Consideration, other than the amounts due at Closing, which will be paid on the Closing Date, shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Company not more than two (2) Business Days following the applicable payment date. The Cash Consideration payable hereunder shall be increased or decreased, as applicable, by the amount of any Working Capital adjustment determined pursuant to Section 3.1(d) based on the Estimated Closing Working Capital and the Final Working Capital (as applicable).

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(d) Equity Consideration.

(i) Subject to the Vesting Conditions, in addition to the Cash Consideration, Purchaser shall issue, according to the delivery schedule in this Section 3.1(d), to the Company Equityholders 888,888 shares of Preferred Stock in the amounts and to the persons as set forth on Section 3.1(a) of the Company Disclosure Schedule (the “Equity Consideration”); provided, however, the number of shares comprising the Equity Consideration or any tranche described in subsection (ii) below shall be equitably adjusted for any stock split, reverse stock split, stock dividend or similar recapitalization event.

(ii) Subject to the Vesting Conditions being achieved or met on the applicable date, and subject to acceleration in connection with the occurrence of the Accelerated Vesting Conditions as provided below, the Equity Consideration shall be issued and delivered in four (4) equal tranches of 177,777 shares of Preferred Stock and one final tranche of 177,780 shares of Preferred Stock (each, a “Preferred Tranche”), in each case pro rata to the persons as set forth on Section 3.1(a) of the Company Disclosure Schedule. The first Preferred Tranche shall be issued and delivered one business day following the first end of a calendar quarter (i.e. March 31, June 30, September 30 and December 31) following the six-month anniversary of the Closing Date on which the Base Vesting Conditions are satisfied at any time during such calendar quarter. The second, third, fourth and fifth Preferred Trance shall be issued and delivered one business day following the second, third, fourth and fifth, respectively, end of a calendar quarter following the six-month anniversary of the Closing Date on which the Base Vesting Conditions are satisfied at any time during such calendar quarter. Notwithstanding the foregoing, to the extent any Preferred Tranche is not required to be issued and delivered by January 15, 2034 (the “Final Vesting Date”), then such Preferred Tranche shall never be issued and delivered and shall be forfeited. Notwithstanding the foregoing if the Accelerated Vesting Conditions are satisfied at any time between Closing and the Final Vesting Date, then all of the Equity Consideration that has not been issued and delivered shall be issued and delivered one business day following the date on which the Accelerated Vesting Conditions are met. For avoidance of doubt, any quarters in which the applicable Vesting Conditions are not satisfied shall not reduce the number of Preferred Tranches issuable in subsequent quarters in which such applicable Vesting Conditions are satisfied, and each quarter in which Vesting Conditions are satisfied shall result in the issuance and delivery of the next unissued Preferred Tranche. For the avoidance of doubt, no Preferred Tranche shall be deemed issued, outstanding, owned, beneficially owned or constructively received unless and until actually issued and delivered in accordance with Section 3.1(d), and no holder shall have any rights with respect thereto prior to such issuance, except as expressly set forth in this Agreement.

(iii) All shares of Preferred Stock issued as Equity Consideration shall be duly authorized, validly issued, fully paid and nonassessable and shall be issued in reliance on an exemption from registration under the Securities Act.

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(e) Working Capital Adjustment.

(i) Estimated Closing Working Capital. Not fewer than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a written statement setting forth the Company’s good-faith estimate of Final Working Capital as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date (the “Estimated Closing Working Capital”), prepared in accordance with U.S. GAAP applied on a consistent basis with past practice and consistent with the principles set forth on Section 3.1(e) of the Company Disclosure Schedule.

(ii) Closing Adjustment Based on Estimate. The Base Consideration payable at the Closing and thereafter may be adjusted dollar-for-dollar as follows: (i) if the Estimated Closing Working Capital is less than the Target Working Capital, the Base Consideration shall be reduced by the amount of such deficiency; and (ii) if the Estimated Closing Working Capital is greater than the Target Working Capital, the Base Consideration shall be increased by the amount of such excess. Any adjustment pursuant to this Section 3.1(e)(ii) shall be reflected in the Cash Consideration payable at Closing to the extent practicable, with the remainder (if any) settled pursuant to Section 3.1(e)(v).

(iii) Post-Closing Working Capital Statement. Within fifty-five (55) days following the Closing Date, Purchaser shall prepare and deliver to the Company a written statement setting forth Purchaser’s calculation of Final Working Capital as of the Closing Date (the “Final Working Capital Statement”), together with reasonable supporting detail. The Final Working Capital Statement shall be prepared in accordance with U.S. GAAP applied on a consistent basis with past practice and consistent with the principles set forth on Section 3.1(e) of the Company Disclosure Schedule.

(iv) Review and Dispute Resolution. The Purchaser shall have thirty (30) days following receipt of the Final Working Capital Statement to review such statement and notify Company in writing of any dispute, setting forth in reasonable detail the basis for such dispute (the “Working Capital Dispute Notice”). During the review period, Purchaser shall provide the Company and its Representatives with reasonable access to the relevant books, records, and personnel of the Surviving Corporation for purposes of verifying the Final Working Capital Statement. If the Purchaser does not timely deliver a Working Capital Dispute Notice, the Final Working Capital Statement shall be final, conclusive, and binding. If a Working Capital Dispute Notice is timely delivered and the Parties are unable to resolve the dispute within fifteen (15) days, the unresolved matters shall be submitted to an independent accounting firm of nationally recognized standing, mutually agreed by the Parties (the “Independent Accountant”), acting as an expert and not an arbitrator. The determination of the Independent Accountant shall be final, conclusive, and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction. The fees and expenses of the Independent Accountant shall be borne by the Party whose position is not substantially upheld, as determined by the Independent Accountant.

(v) Final Settlement. If the Final Working Capital (as finally determined pursuant to this Section 3.1(e)): (i) is less than the Target Working Capital, the Company Equityholders shall pay to Purchaser an amount equal to such deficiency; or (ii) is greater than the Target Working Capital, Purchaser shall pay to the Company Equityholders an amount equal to such excess. Any payment required pursuant to this Section 3.1(d)(vi) shall be paid in cash within ten (10) Business Days following final determination.

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(vi) Allocation of Adjustment to Cash Consideration. Any adjustment to the Base Consideration pursuant to this Section 3.1(e) (whether based on the Estimated Closing Working Capital or the Final Working Capital) shall be applied solely as an adjustment to the Cash Consideration. For the avoidance of doubt, the Equity Consideration shall not be increased, reduced or otherwise adjusted as a result of any Working Capital adjustment.

(vii) Exclusivity of Adjustment. The adjustments set forth in this Section 3.1(e) shall be the sole and exclusive adjustment to the Base Consideration relating to Final Working Capital, and neither Party shall have any further adjustment or claim with respect thereto, except in the case of fraud.

(f) Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from the Cash Consideration or Equity Consideration such amounts as are required to be deducted or withheld with respect to the making of such payments under applicable Law. Any amounts so withheld and remitted shall be treated as having been paid for all purposes of this Agreement to the Person in respect of which such withholding was made.

(g) No Interest. Except as expressly provided in this Agreement, no interest shall accrue or be payable on any portion of the Base Consideration.

(h) No Fractional Shares. No fractional shares of Preferred Stock shall be issued pursuant to this Agreement. Any fractional share otherwise issuable shall be rounded down to the nearest whole share.

Section 3.2 Liquidity; Transfer Restrictions; Resale

(a) Allocation of Equity Consideration. The Equity Consideration shall consist of 888,888 shares of Purchaser’s Preferred Stock having an aggregate value of Two Million Dollars ($2,000,000). The Preferred Stock shall be convertible into Purchaser Common Stock at the option of the holder at any time in accordance with the Certificate of Designation. All shares of Preferred Stock issued as Equity Consideration shall be subject to the restrictions and registration provisions set forth in this Section 3.2.

(b) Unregistered Securities; Restricted Shares. All shares of Preferred Stock issued as Equity Consideration pursuant to this Agreement, and any shares of Purchaser Common Stock issuable upon conversion thereof or any shares of Purchaser Common Stock issuable in connection with the Earn-Out (if any), shall be deemed “restricted securities” within the meaning of Rule 144 under the Securities Act and shall be subject to the restrictions and registration provisions set forth in this Section 3.2. Such securities have not been registered under the Securities Act or any applicable state securities laws and are being issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

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(c) Registration Rights Agreement. At or prior to the Closing, Purchaser and the Company Equityholders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Purchaser shall grant the Company Equityholders customary resale registration rights as discussed in Section 3.2(d) below.

(d) Resale Registration. Subject to the terms of the Registration Rights Agreement and Lock-Up Agreement:

(i) Within thirty (30) days following the Closing Date, Purchaser shall file with the SEC a resale registration statement on Form S-1 or Form S-3 (if eligible), or a prospectus supplement to an existing effective shelf registration statement (the “Resale Registration Statement”), covering the resale of (i) the shares of Preferred Stock issued pursuant to this Agreement and (ii) the shares of Purchaser Common Stock issuable upon conversion thereof (the “Registrable Securities”).

(ii) Purchaser shall use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as promptly as practicable following the filing thereof and shall keep such Resale Registration Statement continuously effective until the earlier of (i) the date on which all Registrable Securities covered thereby have been sold or (ii) the date on which all Registrable Securities may be sold without restriction under Rule 144.

(iii) Purchaser shall notify the holders of the Registrable Securities promptly upon the effectiveness of the Resale Registration Statement.

(iv) Purchaser shall bear all fees, costs, and expenses incurred in connection with the filing, effectiveness, and maintenance of the Resale Registration Statement, other than underwriting discounts, brokerage commissions, or transfer taxes attributable to the sale of Registrable Securities by the holders thereof.

(v) The registration rights set forth in this Article III are the sole registration rights granted to the holders of the Registrable Securities, and no holder shall have any demand, piggyback or shelf takedown rights other than as expressly set forth in the Registration Rights Agreement.

(e) Lock-Up.

(i) General. All shares of Preferred Stock issued as Equity Consideration pursuant to this Agreement, and any shares of Purchaser Common Stock issuable upon conversion thereof, and the Earn-Out Shares (if any) are restricted securities and shall be subject to the transfer restrictions set forth in this Section 3.2, the Registration Rights Agreement, Lock-Up Agreement, Leak-Out Agreement and applicable securities laws.

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(ii) Restrictions. (A) 666,666 shares of Preferred Stock having an aggregate value equal to One Million Five Hundred Thousand Dollars ($1,500,000) of the Equity Consideration (the “Restricted Preferred Shares”), and any shares of Purchaser Common Stock issuable upon conversion thereof, shall be subject to a lock-up for a period of six (6) months following the Closing Date, during which time such securities may not be sold, transferred, pledged, hedged, or otherwise disposed of, except as expressly permitted pursuant to the applicable lock-up agreement (the “Lock-Up Agreement”); and (B) 222,222 shares of Preferred Stock having an aggregate value equal to Five Hundred Thousand Dollars ($500,000) of the Equity Consideration, and any shares of Purchaser Common Stock issuable upon conversion thereof, shall be subject to a lock-up for a period of ninety (90) days following the Closing Date, during which time such securities may not be sold, transferred, pledged, hedged, or otherwise disposed of, except as expressly permitted pursuant to the applicable Lock-Up Agreement. The form of Lock-Up Agreement is substantially in the form attached hereto as Exhibit B.

(f) Leak-Out. Following the expiration of the lock-up periods described in Section 3.2(e)(ii) above, the holders of Registrable Securities shall be subject to a leak-out arrangement governing the volume, timing, and manner of resale of such securities, as set forth in a leak-out agreement to be entered into by the holders and Purchaser at or prior to the Closing (the “Leak-Out Agreement”). The form of Leak-Out Agreement is substantially in the form attached hereto as Exhibit C.

(g) No Impairment. Purchaser shall not take any action, the primary purpose or reasonably foreseeable effect of which is to impair or delay the ability of any holder of Registrable Securities to sell such securities in accordance with the effective registration statement, the Lock-Up Agreement, or the Leak-Out Agreement

(h) Price-Based Acceleration. If at any time following Closing the closing price of Purchaser Common Stock equals or exceeds two (2) times the Reference Price for twenty (20) consecutive Business Days (or for twenty (20) Business Days within any thirty (30)-day trading period), then all contractual transfer restrictions applicable to the Restricted Preferred Shares (and the Purchaser Common Stock issuable upon conversion thereof) shall automatically terminate, and such securities shall thereafter be transferable subject only to applicable securities laws.

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(i) Restrictive Legends. Certificates or book-entry statements representing the Preferred Stock issued as Equity Consideration and any shares of Purchaser Common Stock issuable upon conversion thereof and the Earn-Out Shares (if any) shall bear a restrictive legend substantially in the following form (and such other legends as may be required by applicable state securities laws):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE MERGER AGREEMENT, DATED MAY 21, 2026, AND A REGISTRATION RIGHTS AGREEMENT, DATED AS OF THE CLOSING DATE, IN EACH CASE BY AND AMONG THE COMPANY AND THE HOLDERS NAMED THEREIN. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MAY 21, 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

(j) Removal of Legends. The restrictive legend applicable to the Preferred Stock issued as Equity Consideration and any shares of Purchaser Common Stock issuable upon conversion thereof and to Earn-Out Shares shall be removed, and the Company shall cause such securities to be issued or reissued without restrictive legends (including by book-entry through the Depositary Trust Company), if (i) such securities are registered for resale under the Securities Act pursuant to an effective registration statement and are sold in compliance therewith, (ii) such securities have been validly sold pursuant to Rule 144 under the Securities Act, or (iii) such securities are eligible for resale under Rule 144 without volume or manner-of-sale restrictions and without the requirement that the Company be in compliance with the current public information requirements of Rule 144; provided that the Company and its Transfer Agent may require customary documentation in connection therewith, including reasonable representation letters indemnity and/or a legal opinion of counsel reasonably satisfactory to the Company and its Transfer Agent. Upon satisfaction of the foregoing conditions, the Company shall use commercially reasonable efforts to cause legend removal within three (3) Business Days and shall not re-impose such legend or a stop-transfer restriction except as required by applicable Law.

(k) Equity Consideration; Earn-Out Shares. The Equity Consideration shall be paid in the form of shares of a validly authorized shares of Preferred Stock of Purchaser. The Preferred Stock shall have the rights, preferences, privileges, limitations and conversion features set forth in the applicable Certificate of Designation, including the right of the holder to convert the Preferred Stock into shares of Purchaser Common Stock in accordance with the terms thereof. The Earn-Out Shares (if any) shall be duly authorized, validly issued, fully paid and non-assessable. Purchaser hereby represents and warrants that it has taken all necessary corporate action to authorize the creation, designation, issuance, and delivery of the Preferred Stock as Equity Consideration and that, when issued pursuant to this Agreement, the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable.

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ARTICLE IV EARN-OUT

Section 4.1 Earn-Out Period; General Framework

(a) Earn-Out Period. In addition to the Base Consideration, the Company Equityholders listed on Section 3.1(a) of the Company Disclosure Schedule shall be eligible to receive additional contingent consideration (the “Earn-Out”) based on the financial performance of the Business during each of the three (3) consecutive calendar years ending December 31, 2026, December 31, 2027 and December 31, 2028 (each, an “Earn-Out Year,” and collectively, the “Earn-Out Period”).

Section 4.2 Earn-Out Payments

(a) Guaranteed Earn-Out. Notwithstanding actual performance during the Earn-Out Period, Purchaser shall pay to the Company Equityholders a guaranteed earn-out payment in the amount of One Hundred Thousand Dollars ($100,000) for each Earn-Out Year (the “Guaranteed Earn-Out”). Each installment of the Guaranteed Earn-Out shall be payable in cash within sixty (60) days following the end of the applicable Earn-Out Year. The Guaranteed Earn-Out shall not be subject to offset, clawback, or forfeiture except in the event of fraud or willful misconduct by the Company Equityholders.

(b) Performance-Based Earn-Out.

(i) Earn-Out Metrics. In addition to the Guaranteed Earn-Out, the Company Equityholders shall be eligible to receive additional Performance Earn-Out payments based on U.S. GAAP-recognized Gross Profit derived from Qualifying Revenue generated during each Earn-Out Year (the “Gross Profit”). Gross Profit shall be calculated in accordance with U.S. GAAP applied consistently with the practices used in the Company Financial Statements delivered pursuant to Section 2.4(j), without giving effect to any changes in accounting principles, methods, estimates or policies implemented by Purchaser or its Affiliates after the Closing Date that would reasonably be expected to reduce Gross Profit.

(ii) Baseline Carve-Out Amount. No Performance Earn-Out shall be payable unless and until Gross Profit for the applicable Earn-Out Year exceeds the Baseline Carve-Out Amount.

(iii) Performance Participation. The Performance Earn-Out for each Earn-Out Year shall equal the Applicable Percentage of Gross Profit in excess of the applicable Baseline Carve-Out Amount. The Baseline Carve-Out Amount functions solely as a threshold for the Performance Earn-Out and does not affect the calculation of Gross Profit.

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(iv) Gross Margin Floor. No Performance Earn-Out shall be payable for any Earn-Out Year unless the Gross Profit as a percentage of Qualifying Revenues achieved for such Earn-Out Year equals or exceeds the following minimum thresholds: (x) 55% for the 2026 Earn-Out Year; (y) 65% for the 2027 Earn-Out Year; and (z) 65% for the 2028 Earn-Out Year (the “Gross Margin Floor”).

(v) Payment Mix. Any Performance Earn-Out payment earned for an Earn-Out Year shall be paid fifty percent (50%) in cash and fifty percent (50%) in shares of Purchaser Common Stock (the “Earn-Out Shares”) (or such other equity securities issued in substitution or conversion thereof), subject to applicable securities laws. The number of Earn-Out Shares to be issued shall be determined by dividing the equity portion of the applicable Performance Earn-Out by the twenty (20)-trading day volume-weighted average price VWAP of the Purchaser Common Stock ending on and including the trading day immediately prior to December 31 of the applicable Earn-Out Year.

(vi) Calculation and Payment. Within sixty (60) days following the end of each Earn-Out Year, Purchaser shall calculate in good faith the Performance Earn-Out, if any, based on audited financial statements of Purchaser and the financial information relating to the Business for such Earn-Out Year, and shall pay any amounts due concurrently with delivery of such calculation. Such calculation shall be accompanied by reasonable supporting detail and a certification by an officer of Purchaser that it was prepared in accordance with this Article IV.

(c) Participation Percentage. Subject to satisfaction of the Gross Margin Floor, the Company Equityholders shall be entitled to receive the applicable percentage of Gross Profit in excess of the applicable Baseline Carve-Out Amount for each Earn-Out Year.

Section 4.3 Change of Control; Acceleration

In the event that Purchaser consummates a Change of Control at any time during the Earn-Out Period, then, effective immediately prior to the consummation of such Change of Control:

(a) all unpaid Guaranteed Earn-Out amounts for the remaining Earn-Out Years shall automatically accelerate and become immediately due and payable in cash to the Company Equityholders; and

(b) the Performance Earn-Out shall be deemed earned at the maximum level for each remaining Earn-Out Year, assuming Gross Profit exceeds the applicable Baseline Carve-Out Amount, and such amounts shall become immediately due and payable, with fifty percent (50%) payable in cash and fifty percent (50%) payable in Purchaser Common Stock or other equity securities issued in connection with such Change of Control.

Section 4.4 Post-Closing Covenants Regarding Operation of the Business

(a) During the Earn-Out Period, Purchaser shall, and shall cause its Affiliates (including the Surviving Corporation) to:

(i) operate the Business in good faith and in accordance with its good-faith business judgment in the best interests of Purchaser and its shareholders taken as a whole; and

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(ii) maintain separate books and records for the Business sufficient to calculate Qualifying Revenue and Gross Profit on a consistent basis.

(b) Purchaser shall provide the Company Equityholders (or their designated representative) with quarterly written reports no earlier than the date on which Purchaser files (or is required to file, giving effect to any extensions) its quarterly report on Form 10-Q for such fiscal quarter, and in any event within forty-five (45) days after the end of such fiscal quarter (or, if applicable, within five (5) additional Business Days thereafter) during the Earn-Out Period, setting forth in reasonable detail the Qualifying Revenue and Gross Profit for such quarter, together with supporting schedules. In addition, with respect to each fiscal year during the Earn-Out Period, Purchaser shall provide an annual report no earlier than the date on which Purchaser files (or is required to file, giving effect to any extensions) its annual report on Form 10-K for such fiscal year, and in any event within ninety (90) days after the end of such fiscal year (or, if applicable, within five (5) additional Business Days thereafter). Purchaser shall also provide reasonable access during normal business hours to the books, records, and personnel of the Surviving Corporation and Purchaser (to the extent related to the Earn-Out metrics) upon reasonable advance notice, subject to customary confidentiality protections.

Section 4.5 Dispute Resolution

(a) Within sixty (60) days following the end of each Earn-Out Year, Purchaser shall deliver to the Company Equityholders (or their representative) the Earn-Out calculation together with supporting documentation (the “Earn-Out Statement”).

(b) The Company Equityholders shall have thirty (30) days following receipt of the Earn-Out Statement to review it and deliver a written notice of objection (an “Objection Notice”) setting forth in reasonable detail any disputed items. If no Objection Notice is delivered within such thirty (30)-day period, the Earn-Out Statement shall be final and binding.

(c) If an Objection Notice is timely delivered, the Parties shall negotiate in good faith for fifteen (15) days to resolve the disputed items. If the Parties are unable to resolve all disputes within such period, the remaining disputed items shall be submitted to the Independent Accountant (as defined in Section 3.1(d)(iv), or if unavailable, a mutually agreed nationally recognized independent accounting firm), which shall act as an expert and not as an arbitrator. The Independent Accountant shall resolve only the matters in dispute and shall deliver its determination in writing within thirty (30) days after submission (or such longer period as the Independent Accountant may reasonably require). The determination of the Independent Accountant shall be final, conclusive, and binding on the Parties, and judgment may be entered thereon in any court of competent jurisdiction. The fees and expenses of the Independent Accountant shall be borne by the Party whose position is not substantially upheld (as determined by the Independent Accountant) or proportionally if both Parties prevail in part.

(d) Purchaser shall pay any finally determined Earn-Out amounts within ten (10) Business Days after final determination.

Section 4.6 General

All calculations shall be made in good faith under this Article IV without duplication and in a manner consistent with the definitions herein.

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY

All representations and warranties set forth herein are made as of the Execution Date and subject to the exceptions noted in the schedules delivered to Purchaser concurrently herewith and identified by the Parties as the “Company Disclosure Schedule”. No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each individual section of the Company Disclosure Schedule will be numbered to correspond to the paragraph of the section of this Agreement to which it relates. The Company hereby makes the following representations and warranties to Purchaser as of the date of this Agreement (or in the case of representations and warranties that speak as of an earlier specified date, as of such specified date):

Section 5.1 Organization, Standing, and Corporate Power of the Company

(a) The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Utah. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b) Set forth on Section 5.1(b) of the Company Disclosure Schedule is a complete and accurate list of all of the Company Subsidiaries, including the date and jurisdiction of formation or incorporation of each Subsidiary. The Company conducts its operations through the Company and the Company Subsidiaries. The Company owns all of the issued and outstanding equity securities of such Company Subsidiaries.

(c) True and complete copies of the Organizational Documents, all equity records, and all other records of the Company have been delivered or otherwise made available to Purchaser. All of the books and records of the Company and its Organizational Documents have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transactions of the Company. The Company is not in violation, in any material respect, of its Organizational Documents.

(d) Section 5.1(d) of the Company Disclosure Schedule sets forth a list of all directors and officers of the Company and the Company Subsidiaries.

Section 5.2 Due Authorization

The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company, and no other action on the part of the Company is necessary. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by each of the other Parties, is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar laws in effect that affect the enforcement of creditors’ rights generally or (b) general principles of equity.

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Section 5.3 No Conflict

The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, do not and will not violate any provision of, or result in the breach of, any applicable Law, rule or regulation of any Governmental Authority, the Organizational Documents of the Company or the Company Subsidiaries, or any agreement, indenture or other instrument to which the Company is a party or by which the Company may be bound, or of any Governmental Order applicable to the Company, or terminate or result in the termination of any such agreement, indenture, or instrument, or result in the creation of any Lien upon any of the properties or assets of the Company or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a Company Material Adverse Effect on the ability of the Company to enter into and perform its obligations hereunder.

Section 5.4 Governmental Authorities; Consents

Except as set forth on Section 5.4 of the Company Disclosure Schedule, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of the Company with respect to the Company’s execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.5 Brokers

No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company, any Company Subsidiary, or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby upon arrangements made by or on behalf of the Company, any Company Subsidiary, or their respective Affiliates.

Section 5.6 Legal Proceedings; Litigation

There are no Actions pending or, to the Knowledge of the Company, threatened, against or by the Company, any executive officer or director of the Company or, to the Knowledge of the Company, the Company Subsidiary, or any property or asset of the Company or, to the Knowledge of the Company, the Company Subsidiary, that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. Neither the Company nor, to the Knowledge of the Company, any officer or director of the Company nor any Company Subsidiary, nor any material property or asset of the Company or, to the Knowledge of the Company, any Company Subsidiary, is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

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Section 5.7 Capitalization of the Company; Subsidiaries

(a) The authorized share capital of the Company consists of 600,000,000 Company Units, consisting of 500,000,000 Class A Units and 100,000,000 Class B Units. As of May 21, 2026, there were 526,315,790 Company Units issued and outstanding, consisting of 498,500,000 Class A Units and 27,815,790 Class B Units. All of the issued and outstanding Company Units have been duly authorized and are validly issued, fully paid and non-assessable. The issued and outstanding Company Units constitute all of the issued and outstanding equity of the Company.

(b) Neither the Company nor any Company Subsidiary presently has any option or incentive plans. Other than as set out in Section 5.7 of the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness of any kind or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or any Company Subsidiary or obligating the Company to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking. There are no outstanding contractual obligations, commitments, understandings, or arrangements of the Company to repurchase, redeem, or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any Company Subsidiary.

(c) The Company has no Subsidiaries other than the Company Subsidiaries.

Section 5.8 Employee Benefit Plans

Other than as set out in Section 5.8 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains or has in the past maintained any Employee Benefit Plan other than such Employee Benefit Plans expressly specified in any individual employment agreement or contractor agreement with such employees and contractors of the Company.

Section 5.9 Organization and Qualification of the Company Subsidiary

(a) Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its incorporation or formation, as the case may be. Each Company Subsidiary has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, operate, or lease its properties and to carry on its business as currently conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Company Material Adverse Effect.

(b) True and complete copies of the Organizational Documents of each Company Subsidiary, and all equity records and all other records of each such Company Subsidiary have been provided by the Company to Purchaser.

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Section 5.10 Capitalization of the Company Subsidiaries

The Company Subsidiaries are authorized to issue that number and kind of securities as are respectively listed on Section 5.10 of the Company Disclosure Schedule, all of which are issued and outstanding and held by the Company. No other shares or equity securities of the Company Subsidiaries are authorized, issued, reserved for issuance or outstanding. All of the outstanding securities of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, unless otherwise provided in its Organizational Documents. There are no outstanding bonds, debentures, notes, or other indebtedness of any kind, or other securities of the Company Subsidiaries having the right to vote (or be convertible into, or exchangeable for, securities having the right to vote) on any matters. There are presently no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which any Company Subsidiaries are a party or by which it is bound obligating the Company Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, any additional share or other equity, voting or otherwise, of the Company Subsidiaries or obligating the Company Subsidiaries to issue, grant, extend, or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, or undertaking. There are no outstanding contractual obligations, commitments, understandings, or arrangements of any Company Subsidiaries to repurchase, redeem, or otherwise acquire or make any payment in respect of any shares of capital stock of the Company Subsidiaries.

Section 5.11 Subsidiaries

Each of the Company Subsidiaries does not have any Subsidiaries and does not own, directly or indirectly, any equity or other ownership interest in any Person.

Section 5.12 Properties

Neither the Company nor any Company Subsidiary owns any real property. Either the Company or the Company Subsidiary has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet included in the Company Financial Statements as being owned by the Company or Company Subsidiary or acquired after the date thereof that are, individually or in the aggregate, material to the Business (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Liens). Any real property and facilities held under lease by the Company or the Company Subsidiary are held by it under valid, subsisting and enforceable leases with which the Company and/or the Company Subsidiary, as applicable, is in compliance, except as would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

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Section 5.13 Absence of Certain Changes

Except for actions expressly contemplated by this Agreement and the Merger, since March 31, 2026, (a) the Company and Company Subsidiaries have conducted their business only in the ordinary course of business, (b) there has not been a Company Material Adverse Effect, (c) neither the Company nor any Company Subsidiary has abandoned, cancelled, or dedicated to the public, or other than in the ordinary course of business, transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property, and (d) neither the Company nor any Company Subsidiary have taken any action or committed or agreed to take any action that would be prohibited by Section 8.1 if such action were taken on or after the date hereof without the consent Purchaser.

Section 5.14 Material Agreement Defaults

Neither the Company nor any Company Subsidiary is, nor have received any notice, nor to the Knowledge of the Company is any other Person, in default in any material respect under any Material Agreement and, to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a “Material Agreement” means any contract, agreement or commitment that is effective as of the Execution Date to which the Company or the Company Subsidiary is a party (a) with expected receipts or expenditures in excess of $100,000 individually or $500,000 in the aggregate in any 12-month period, (b) requiring the Company or the Company Subsidiary to indemnify any person in excess of $100,000 in a single transaction or $500,000 in a series or related events, (c) granting exclusive rights to any Person in excess of $100,000 individually, (d) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more in a single transaction or $500,000 or more in a series or related transactions, including guarantees of such indebtedness, or (e) that, with expected receipts or expenditures in excess of $100,000 individually, if breached by the Company or the Company Subsidiary in such a manner would (i) permit any other party to cancel or terminate the same (with or without notice of passage of time), (ii) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company or the Company Subsidiary, or (iii) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

Section 5.15 Accounts Receivable

To the Knowledge of the Company, all of the accounts receivable of the Company and the Company Subsidiaries that are reflected in the Company Financial Statements or the accounting records of the Company and the Company Subsidiaries represent or will represent valid obligations arising from sales actually made or services actually rendered in the Ordinary Course of Business.

Section 5.16 Financial Statements of the Company and the Company Subsidiary

(a) Section 5.16 of the Company Disclosure Schedule sets forth true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2024 and December 31, 2025 and the related statement of loss and comprehensive loss, changes in stockholders’ equity and cash flows for period from January 1, 2026 to March 31, 2026 including, the notes thereto (collectively, the “Company Financial Statements”).

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(b) The Company Financial Statements (including the notes thereto) fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity, and cash flows of the Company and/or its consolidated Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The Company Financial Statements are based upon and consistent with information contained in the books and records of the Company and its Subsidiaries in all material respects.

(c) Except as and to the extent set forth on the Company Financial Statements, the Company and its Subsidiaries do not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with U.S. GAAP.

(d) The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of Company Financial Statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(e) There are no outstanding loans or other extensions of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(f) The Company Financial Statements have not been audited as of the Execution Date. Within seventy-five (75) days following the Closing Date, the Company Financial Statements shall be audited in accordance with U.S. GAAP and the standards of the PCAOB, and upon completion shall comply in all material respects with the applicable accounting and reporting requirements of the SEC.

Section 5.17 Environmental Matters

To the Knowledge of the Company, the operation of the Business is not subject to any environmental regulation.

Section 5.18 Private Placement. Each Company Equityholder hereby represents and warrants to Purchaser, severally and not jointly, that:

(a) such Company Equityholder is acquiring the equity securities of Purchaser issued pursuant to this Agreement (including the Preferred Stock, any shares of Purchaser Common Stock issuable upon conversion thereof, and any Earn-Out Shares) for its own account for investment purposes only, and not with a present view to, or for resale in connection with, any distribution thereof in violation of the Securities Act;

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(b) such Company Equityholder is either (i) an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a sophisticated investor with sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Preferred Stock, any shares of Purchaser Common Stock issuable upon conversion thereof, and any Earn-Out Shares;

(c) such Company Equityholder understands that the Preferred Stock, any shares of Purchaser Common Stock issuable upon conversion thereof, and any Earn-Out Shares have not been registered under the Securities Act or under any state securities laws and are being issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and/or Regulation D, and that the securities may not be offered, sold, pledged or otherwise transferred absent registration or an available exemption therefrom;

(d) such Company Equityholder acknowledges that it has had the opportunity to ask questions of, and receive answers from, Purchaser and its Representatives concerning the terms and conditions of the issuance of the Preferred Stock, any shares of Purchaser Common Stock issuable upon conversion thereof, and any Earn-Out Shares and to obtain such additional information as it has deemed necessary to evaluate the merits and risks of the investment;;

(e) such Company Equityholder understands that certificates or book-entry positions representing the Preferred Stock, any shares of Purchaser Common Stock issuable upon conversion thereof, and any Earn-Out Shares will bear restrictive legends and be subject to stop-transfer instructions, and that the securities will be subject to the transfer restrictions set forth in this Agreement, the Certificate of Designation, the Registration Rights Agreement, the Lock-Up Agreement, the Leak-Out Agreement, and applicable securities laws; and

(f) such Company Equityholder is not relying on Purchaser or any of its Affiliates or Representatives for legal, tax, investment or other advice in connection with the acquisition of the Preferred Stock, any shares of Purchaser Common Stock issuable upon conversion thereof, and any Earn-Out Shares and has consulted its own advisors to the extent it has deemed appropriate.

Section 5.19 Legal Compliance

The conduct of the Business by the Company complies with all Laws and Governmental Orders applicable thereto other than any such non-compliance that individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect.

Section 5.20 Intellectual Property

Section 5.20 of the Company Disclosure Schedule sets forth the material Company Intellectual Property. The Company and the Company Subsidiaries own or have valid rights to use the trademarks, trade names, domain names, copyrights, patents, logos, licenses, and computer software programs (including, without limitation, the source codes thereto) that are necessary for the operation of the Business as presently conducted (the “Company Intellectual Property”). To the Knowledge of the Company, the Company’s and the Company Subsidiaries’ licenses to use software programs that are material to the Business are current. To the Knowledge of the Company, none of the Company Intellectual Property or the Company License Agreements infringe upon the rights of any third party that may give rise to a material cause of action or material claim against the Company, the Company Subsidiary, their Affiliates or their successors. The term “Company License Agreements” means any license agreements granting any right to use or practice any rights under any intellectual property (except for such agreements for off-the-shelf products that are generally available for less than $1,000), and any written settlements relating to any intellectual property, to which the Company or the Company Subsidiary is a party or otherwise bound.

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Section 5.21 Tax Matters

The Company has not taken or agreed to take any action and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.22 Insurance

(a) Section 5.22(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.23 Exchange Act

The Company Units are not currently (nor have they previously been) required to be registered with the SEC pursuant to the requirements of Section 12 of the Exchange Act.

Section 5.24 Not an Investment Company

The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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Section 5.25 Company Permits

The Company and each Company Subsidiary holds all Permits necessary to lawfully conduct its business as presently conducted (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or limit the ability of the Company to perform on a timely basis its obligations under this Agreement or any agreement contemplated hereby to which it is or will be a party. As of the date of this Agreement, each material Company Permit is in full force and effect and (a) except as would not reasonably be expected to be material to the Company and Company Subsidiaries as a whole, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, (b) neither the Company nor any Company Subsidiary is in violation in any material respect of the terms of any material Company Permit, and (c) except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, there has not been and there is not any pending or, to the Knowledge of the Company, threatened, Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company or any Company Subsidiary involving any Company Permit and neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral, notice of any Actions from any Governmental Authority relating to the revocation or material modification of any Company Permit.

Section 5.26 Taxes and Returns

(a) The Company and each Company Subsidiary has (i) timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with U.S. GAAP.

(b) The Company and each Company Subsidiary has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against the Company or any Company Subsidiary in respect of Taxes, and neither the Company nor any Company Subsidiary has been notified in writing of any material proposed Tax claims or assessments against any it.

(d) There are no material Liens with respect to any Taxes upon any assets of the Company or any Company Subsidiary, other than Permitted Liens. Neither the Company nor any Company Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by the Company or any Company Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which the Company or any Company Subsidiary does not file a Tax Return that such party is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

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(e) Neither the Company nor any Company Subsidiary has a permanent establishment, branch or representative office in any country other than the country of its organization, and neither the Company nor any Company Subsidiary is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f) Neither the Company nor any Company Subsidiary is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company or the only members of which were or are Company Subsidiaries). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of another Person (other than a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). Neither the Company nor any Company Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) Neither the Company nor any Company Subsidiary is the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Company Subsidiary outstanding for any such ruling, memorandum or agreement.

(h) In the past five years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither the Company nor any Company Subsidiary has been a party to any reportable transactions as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(j) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by the Company or any Company Subsidiary prior to the Closing, (ii) change in any method of accounting of the Company or any Company Subsidiary for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by the Company or Company Subsidiary prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

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(k) Neither the Company nor any Company Subsidiary has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(l) Neither the Company’s execution nor performance of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will result in a material charge or Tax to arise on the Company or any Company Subsidiary or in any claw back of any material Tax relief previously given to the Company or any Company Subsidiary.

Section 5.27 Data Protection and Cybersecurity

(a) For the purposes of this Section 5.27, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the General Data Protection Regulation.

(b) The Company (i) has implemented and maintains commercially reasonable technical and organizational measures designed to protect personal data relating to the business of the Company against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of personal data, except to the extent any non-compliance, either individually or in the aggregate, would not reasonably be expected to be material to the Company.

(c) Except as would not, individually or in the aggregate, be material to the Company, taken as a whole, since March 31, 2026, the Company has not (i) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing, investigations, notices or requests from any Governmental Authority in relation to its data processing or cybersecurity activities, or (ii) received any actual, pending or, to the Knowledge of the Company, threatened, claims from individuals alleging any violation of Data Protection Laws.

Section 5.28 Certain Business Practices; International Trade Laws

(a) For the past five years, the Company has been in compliance with the Foreign Corrupt Practices Act and all other applicable anti-corruption and anti-bribery Laws, in all material respects. The Company is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of the Company, suspected, violation of any applicable anti-corruption Law.

(b) For the past five years, neither the Company nor any of its directors, officers or, to the Knowledge of the Company, employees or Representatives, when acting on behalf of the Company, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

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(c) The Company is, and at all times in the past five years has been in compliance with all applicable International Trade Laws. Neither the Company nor any of its directors or officers nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company is a sanctioned person. The Company has obtained, and is in compliance with, all export licenses, registrations, declarations, classifications, and filings with any Governmental Authority required for (i) the export and re-export of its products, services, software, and technologies, and (ii) releases of technologies and software for foreign nationals located in the United States and abroad. In the past five years, the Company has not, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or with any sanctioned person or in any sanctioned jurisdiction, in either case in violation of sanctions. Neither the Company nor any of its directors or officers nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company has, in the past five years, engaged in (A) dealings with a sanctioned person or involving a sanctioned jurisdiction, in either case in violation of sanctions, (B) dealings that could reasonably be expected to result in the Company becoming a sanctioned person, or (C) conduct or activity in violation of international trade Laws. The Company has not made any self-disclosures, or been the subject of any fines, penalties or sanctions, or otherwise involved in investigations or enforcement actions by any Governmental Authority with respect to any actual or alleged violations of applicable international trade Laws and has not been notified of any such pending or threatened actions.

Section 5.29 No Additional Representations or Warranties

Except as specifically provided in this Agreement, the Company has not made, nor is it making, any representation or warranty whatsoever to Purchaser or any of its Affiliates and, except in the case of fraud, no such Person shall be liable in respect of the accuracy or completeness of any information or documents (including any projections on the future performance of the Business) provided to Purchaser or any of its Affiliates.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

All representations and warranties set forth herein are made as of the Execution Date and subject to the exceptions noted in the disclosure schedules, if any, delivered to the Company by Purchaser concurrently herewith and identified by the Parties as the “Purchaser Disclosure Schedule.” All representations and warranties set forth herein are qualified by the Purchaser SEC Reports (as defined below) filed by Purchaser prior to the date of this Agreement. No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each individual section of the Purchaser Disclosure Schedule will be numbered to correspond to the paragraph of the section of this Agreement to which it relates. Purchaser and Merger Sub (each sometimes referred to individually as a “Purchaser Party” and collectively as the “Purchaser Parties”) hereby represent and warrant to the Company as follows:

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Section 6.1 Organization

(a) Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Set forth on Section 6.1(b) of the Purchaser Disclosure Schedule is a complete and accurate list of all of Purchaser’s Subsidiaries, including the date and jurisdiction of formation or incorporation of each such Subsidiary.

(c) Each of Purchaser and each Subsidiary of Purchaser has the requisite power and authority, corporate or otherwise, to own, operate, lease, or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each of Purchaser and each Subsidiary of Purchaser is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(d) Merger Sub does not hold and has not held any material assets or incurred any material liabilities and has not carried on any business activities other than in connection with the Merger.

(e) Purchaser has delivered to the Company the Organizational Documents of each Subsidiary of Purchaser.

Section 6.2 Due Authorization

Each of Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of Purchaser and Merger Sub of this Agreement and the performance of its obligations hereunder and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by each such Purchaser Party, and no other action on the part of such Purchaser Party is necessary. This Agreement has been duly and validly executed and delivered by each Purchaser Party and, assuming the due authorization, execution, and delivery by the Company, is the legal, valid, and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar laws in effect that affect the enforcement of creditors’ rights generally or (b) general principles of equity. The affirmative vote or written consent of Purchaser as the sole stockholder of Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt and approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

Section 6.3 No Conflict

The execution and delivery of this Agreement by each of Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby, do not and will not violate any provision of, or result in the breach of, any applicable Law, rule, or regulation of any Governmental Authority, the Organizational Documents of such Purchaser Party, or any agreement, indenture, or other instrument to which such Purchaser Party is a party or by which such Purchaser Party may be bound, or of any Governmental Order applicable to such Purchaser Party, or terminate or result in the termination of any such agreement, indenture, or instrument, or result in the creation of any Lien upon any of the properties or assets of such Purchaser Party or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination, or creation of a Lien or result in a violation or revocation of any Permit from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of such Purchaser Party to enter into and perform its obligations under this Agreement.

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Section 6.4 Governmental Authorities; Consents

No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of either Purchaser Party with respect to such Purchaser Party’s execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for any approvals required by Nasdaq in connection with the Nasdaq Listing Application, or as otherwise set forth in Section 6.4 of the Purchaser Disclosure Schedule.

Section 6.5 Brokers

No Person has acted directly or indirectly as a broker, finder, or financial advisor for Purchaser or Merger Sub in connection with the negotiations relating to the transactions contemplated by this Agreement for which Purchaser or Merger Sub will become obligated to pay a fee or commission.

Section 6.6 Legal Proceedings

There are no Actions pending or, to the Knowledge of Purchaser, threatened, against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 6.7 Capitalization of Purchaser

(a) The authorized share capital of Purchaser (the “Purchaser Equity”) consists of 120,000,000 shares of capital stock, of which (i) 100,000,000 shares of Purchaser Common Stock are authorized for issuance, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share, are authorized for issuance. An aggregate of 110,000 shares of preferred stock have been designated as Series A Convertible Preferred Stock, 3,000 shares of preferred stock have been designated as Series B Convertible Preferred Stock, 5,000 shares of preferred stock have been designated as Series C Convertible Preferred Stock, 6,666,700 shares of preferred stock have been designated as Series D Convertible Preferred Stock, 100 shares of preferred stock have been designated as Series E Convertible Preferred Stock, 10,000 shares of preferred stock have been designated as Series F Convertible Preferred Stock and 10,000 shares of preferred stock have been designated as Series G Convertible Preferred Stock. As of May 21, 2026, an aggregate of 8,590,021 shares of Purchaser Common Stock, 0 shares of Series A Convertible Preferred Stock, 1 share of Series B Convertible Preferred Stock, 2,547 shares of Series C Convertible Preferred Stock, 150,000 shares of Series D Convertible Preferred Stock, 51 shares of Series E Convertible Preferred Stock, 0 shares of Series F Convertible Preferred Stock and 143 shares of Series G Convertible Preferred Stock were issued and outstanding. All of the issued and outstanding Purchaser Common Stock and the shares of preferred stock have been duly authorized and are validly issued, fully paid and non-assessable. All of the issued and outstanding shares of Purchaser Common Stock and shares of preferred stock constitute all of the issued and outstanding share capital of Purchaser.

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(b) Except as set forth on Section 6.7(b) of the Purchaser Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements, or commitments of any character relating to the Purchaser Equity or obligating Purchaser to issue or sell any equity of, or any other interest in, Purchaser. Except as set forth in the Purchaser Disclosure Schedule, there are not outstanding (i) equity appreciation, phantom equity, profit participation, or similar rights with respect to Purchaser or (ii) voting trusts, proxies, member agreements, or other agreements or understandings related to the voting or transfer of any outstanding voting interests of Purchaser.

(c) Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The limited liability company interests of Merger Sub (the “Membership Interests”) consist of a single class of Membership Interests. All issued and outstanding Membership Interests have been duly authorized and validly issued in accordance with Merger Sub’s limited liability company agreement and the Delaware Limited Liability Company Act, are fully paid and nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal or similar rights under any provision of applicable law, Merger Sub’s organizational documents or any Contract to which Merger Sub is a party or by which it is bound.

(d) Other than as set forth in Section 6.7(d) of the Purchaser Disclosure Schedule, Purchaser owns 100% of the equity interests in each Subsidiary of Purchaser, and no Person has any options, warrants, or other rights to acquire any equity securities in any Subsidiary of Purchaser.

(e) All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Purchaser have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Purchaser free and clear of all Liens. Except for the Subsidiaries of Purchaser, Purchaser does not own, directly or indirectly, as of the Execution Date, (a) any capital stock of, or other equity interests in, any Person or (b) any other interest or participation that confers on Purchaser or any Subsidiary of Purchaser the right to receive (i) a share of the profits and losses of, or distributions of assets of, any other Person or (ii) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

Section 6.8 Financings

There are no material financing arrangements, Indebtedness, common share equivalent (including notes, warrants, etc.) and other debt/equity obligations of Purchaser that are currently in effect.

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Section 6.9 SEC Filings; Internal Controls; Financial Statements

(a) Except as set forth in Section 6.9(a) of the Purchaser Disclosure Schedule, Purchaser has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to the Securities Act and the Exchange Act since January 1, 2023 (collectively, and together with any information incorporated therein by reference, and as they have been supplemented, modified or amended since the time of filing, the “Purchaser SEC Reports”). Each of the Purchaser SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. As of their respective dates of filing, each Purchaser SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not, including through any Subsidiary of Purchaser, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(c) Purchaser has complied in all material respects with all applicable Nasdaq listing and corporate governance rules and regulations. The books of account, minute books and transfer ledgers and other similar books and records of Purchaser and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects, and there have been no material transactions that are required to be set forth therein that have not been so set forth.

(d) There are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Purchaser SEC Reports. To the Knowledge of Purchaser, none of the Purchaser SEC Reports is subject to ongoing SEC review or investigation as of the date hereof.

(e) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as a “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Purchaser has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Purchaser Financial Statements for external purposes in accordance with U.S. GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) reasonably designed to ensure that all material information concerning Purchaser and its Subsidiaries and other material information required to be disclosed by Purchaser in the reports that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Purchaser SEC filings and other public disclosure documents.

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(f) The Purchaser SEC Reports contain true and complete copies of the applicable Purchaser Financial Statements. Except as disclosed in the Purchaser SEC Reports, the Purchaser Financial Statements (i) fairly present in all material respects the financial position of Purchaser as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Purchaser Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(g) Except as set forth in Section 6.9(g) of the Purchaser Disclosure Schedule, to the Knowledge of Purchaser, Purchaser has not received any written complaint, allegation, assertion or claim that, as alleged therein, would constitute (i) a “significant deficiency” in the internal control over financial reporting of Purchaser, (ii) a “material weakness” in the internal control over financial reporting of Purchaser, or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal control over financial reporting of Purchaser.

Section 6.10 Absence of Certain Changes

From March 31, 2026 until the date of this Agreement: (a) Purchaser and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business; (b) there has not been any Purchaser Material Adverse Effect; and (c) neither Purchaser nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of the Company pursuant to Section 7.1(b), except where the Company has given such consent.

Section 6.11 Corporate Records

Since March 31, 2026, all proceedings of the board of directors of Purchaser, including all committees thereof and all consents to actions taken thereby, are, in all material respects, accurately reflected in the minutes and records contained in the corporate minute books of Purchaser and made available to the Company. The stockholder ledger of Purchaser is true, correct and complete in all material respects.

Section 6.12 Legal Compliance

Since March 31, 2026, each of Purchaser and its Subsidiaries (a) has conducted its business and operations in compliance with all Laws and Governmental Orders applicable thereto other than any such non-compliance that individually or in the aggregate could not have a Purchaser Material Adverse Effect, and (b) has not received any written or, to the Knowledge of Purchaser, oral, communications from a Governmental Authority that alleges that Purchaser or such Subsidiary is not in compliance with any such Law or Governmental Order.

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Section 6.13 Properties; Title to Assets

(a) All tangible personal property and interests therein, including computers and accessories, furniture, office equipment, communications equipment, automobiles, and other equipment owned or leased by Purchaser and its Subsidiaries (the “Tangible Personal Property”) are, to the Knowledge of Purchaser, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case in all material respects. All of the Tangible Personal Property is located at the offices or properties of Purchaser or its Subsidiaries.

(b) Purchaser or a Subsidiary of Purchaser has good, valid and marketable title in and to, or in the case of the leases and the assets that are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of the tangible assets reflected on Purchaser’s most recent balance sheet. No such tangible asset is subject to any Lien other than Permitted Liens.

Section 6.14 Material Contracts

(a) Section 6.14(a) of the Purchaser Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all of the Material Contracts of Purchaser, as amended to date, that are currently in effect.

(b) Each Material Contract of Purchaser is (i) valid and binding on Purchaser or the applicable Subsidiaries of Purchaser that are party thereto and, to the Knowledge of Purchaser, the counterparties thereto, (ii) in full force and effect, and (iii) enforceable by and against Purchaser and/or its Subsidiaries that are a party thereto and, to the Knowledge of Purchaser, each counterparty thereto, except, in the case of this clause (iii), as the enforceability may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or similar laws in effect that affect the enforcement of creditors’ rights generally or (B) general principles of equity. Neither Purchaser nor its Subsidiaries party thereto nor, to the Knowledge of Purchaser, any other party to a Material Contract of Purchaser, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. None of Purchaser or its Subsidiaries has assigned, delegated, or otherwise transferred any of its rights or obligations under any Material Contract of Purchaser or granted any power of attorney with respect thereto (other than, in each case, to Purchaser or one or more of its Subsidiaries).

(c) Each of Purchaser and its Subsidiaries that are a party thereto is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds, and other instruments or Contracts establishing or evidencing any Indebtedness to which it is a party. The consummation and closing of the transactions contemplated by this Agreement will not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness, other than to the extent any such event of default would not have a Purchaser Material Adverse Effect.

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Section 6.15 Permits

Each of Purchaser and each Subsidiary of Purchaser has all licenses, franchises, permits, orders, approvals, consents, or other similar authorizations or approvals of a Governmental Authority required to be obtained and maintained by Purchaser or any Subsidiary thereof under applicable Law to carry out its business as currently conducted (“Permits”), the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. None of Purchaser nor any Subsidiary of Purchaser is or, with the giving notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits or other similar authority.

Section 6.16 Intellectual Property

(a) Purchaser and each Subsidiary thereof (i) owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in or has a valid and enforceable written license or rights to use, all Intellectual Property used by it in the operation of its business as presently conducted and (ii) owns and possesses all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, its employees or independent contractors, relating to its business.

(b) There are no claims against Purchaser or any Subsidiary of Purchaser that were either made since March 31, 2026, or are presently pending contesting the validity, use, ownership or enforceability of any of Intellectual Property of Purchaser or applicable Subsidiary and, to the Knowledge of Purchaser, there is no reasonable basis for any such claim. Neither Purchaser nor any Subsidiary of Purchaser has infringed or misappropriated, and the operation of its business as currently conducted does not infringe or misappropriate, any registered Intellectual Property rights of other Persons. Neither Purchaser nor any of its Subsidiaries has received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person). To the Knowledge of Purchaser, no third party has infringed or misappropriated any of the Intellectual Property of Purchaser or any Subsidiary of Purchaser. The transactions contemplated by this Agreement will not impair the right, title or interest of Purchaser or any Subsidiary of Purchaser in and to the Intellectual Property of Purchaser or the applicable Subsidiary and all of the Intellectual Property of Purchaser and its Subsidiaries will be owned or available for use by it immediately after the Closing on terms and conditions identical to those under which Purchaser or such Subsidiary owned or used such Intellectual Property immediately prior to the Closing. Purchaser and its Subsidiaries have taken commercially reasonable efforts to protect their Intellectual Property from infringement, misappropriation, and unauthorized disclosure.

(c) For the three years prior hereto, neither Purchaser nor any of its Subsidiaries has received any written notice of any actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network, or equipment of Purchaser or any such Subsidiary, including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of Purchaser or any Subsidiary of Purchaser about or from an individual that is protected by or subject to any data protection, privacy or security Laws, including protected health information.

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(d) Purchaser and each Subsidiary of Purchaser has complied in all material respects at all times for the three years prior hereto with all relevant requirements of any applicable data protection Law, its own data protection principles, requests from data subjects for access to data held by it and any Law relating to the registration of data users. Neither Purchaser nor any Subsidiary thereof has received any notification from a Governmental Authority regarding noncompliance or violation of any data protection principles or Law. No Person has claimed any compensation from Purchaser or any Subsidiary thereof for the loss of or unauthorized disclosure or transfer of personal data and no facts or circumstances exist that might give rise to such a claim. Neither Purchaser nor any Subsidiary of Purchaser has undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information and, to the Knowledge of Purchaser, neither Purchaser nor any Subsidiary of Purchaser is subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding the same. Purchaser has taken, and has caused each of its Subsidiaries to take, reasonable commercial steps to preserve the availability, security, and integrity of the information systems and the data and information stored on the information systems owned or exclusively controlled by Purchaser or any such Subsidiary. During the past three years, Purchaser has maintained and has caused its Subsidiaries to maintain, and each of Purchaser and its Subsidiaries continues to maintain, safeguards, security measures, and procedures to protect against the unauthorized access, destruction, loss, or alteration of customer data or information (including any personally identifiable information) in their possession or control.

Section 6.17 Insurance

Purchaser and each Subsidiary of Purchaser maintains insurance with respect to its properties and its business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as Purchaser or such Subsidiary, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies. All premiums for such insurance policies have been paid, and no written notice of cancellation, termination, or non-renewal has been received by Purchaser or any of its Subsidiaries with respect to any insurance policy. Neither Purchaser nor any Subsidiary thereof has received any written notice of denial or dispute of coverage for, and to the Knowledge of Purchaser, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to Purchaser or any Subsidiary of Purchaser may exceed $150,000 in the aggregate.

Section 6.18 Environmental Laws

Each of Purchaser and each Subsidiary of Purchaser is, and since March 31, 2026, has been, in compliance in all material respects with all Environmental Laws, and there are no, and since March 31, 2026, there have not been any, Actions pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any Subsidiary of Purchaser alleging any failure to so comply. None of Purchaser nor any Subsidiary of Purchaser has: (a) received any notice of any alleged claim, violation of, or liability under any Environmental Law or any claim of potential liability with regard to any Hazardous Material; (b) disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Material; arranged for the disposal, discharge, storage, or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material activity. There are no Hazardous Materials in, on, or under any properties currently or formerly owned, leased, or used at any time by Purchaser or any Subsidiary of Purchaser.

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Section 6.19 Affiliate Transactions

Except as described in the Purchaser SEC Reports, there are no transactions, agreements, arrangements, or understandings between Purchaser or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder, or Affiliate of Purchaser or any of its subsidiaries, on the other hand.

Section 6.20 Taxes and Returns

(a) Except as set forth in Section 6.21(a) of the Purchaser Disclosure Schedule, Purchaser and each Subsidiary thereof has (i) timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in Purchaser’s Financial Statements in accordance with U.S. GAAP.

(b) Purchaser and each Subsidiary thereof has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against Purchaser or any Subsidiary thereof in respect of Taxes, and neither Purchaser nor any Subsidiary thereof has been notified in writing of any material proposed Tax claims or assessments against any it.

(d) There are no material Liens with respect to any Taxes upon any assets of Purchaser or any Subsidiary thereof, other than Permitted Liens. Neither Purchaser nor any Subsidiary thereof has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by Purchaser or any Subsidiary thereof for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which Purchaser or any Subsidiary thereof does not file a Tax Return that such party is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) Neither Purchaser nor any Subsidiary thereof has a permanent establishment, branch or representative office in any country other than the country of its organization, and neither Purchaser nor any Subsidiary thereof is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

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(f) Neither Purchaser nor any Subsidiary thereof is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was Purchaser or the only members of which were or are Subsidiaries thereof). Neither Purchaser nor any Subsidiary thereof has any material liability for the Taxes of another Person (other than a Subsidiary of Purchaser) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than, in each case, liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). Neither Purchaser nor any Subsidiary thereof is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) Neither Purchaser nor any Subsidiary thereof is the subject of any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Subsidiary of Purchaser outstanding for any such ruling, memorandum or agreement.

(h) In the past five years, neither Purchaser nor any Subsidiary thereof has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither Purchaser nor any Subsidiary thereof has been a party to any reportable transactions as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax law addressing tax avoidance transactions).

(j) Neither Purchaser nor any Subsidiary thereof will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by Purchaser or any Subsidiary thereof prior to the Closing, (ii) change in any method of accounting of Purchaser or any Subsidiary thereof for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed by Purchaser or any Subsidiary thereof prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing outside the ordinary course of business.

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(k) Neither Purchaser nor any Subsidiary thereof has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(l) Neither Purchaser’s execution nor performance of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby, will result in a material charge or Tax to arise on Purchaser or any Subsidiary thereof or in any claw back of any material Tax relief previously given to Purchaser or any Subsidiary thereof.

Section 6.21 Board Approval

By resolutions duly adopted, the Purchaser Board has unanimously: (a) approved the execution, delivery, and performance by Purchaser and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; and (b) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Purchaser.

Section 6.22 Nasdaq Shareholder Approval

No vote or approval of the holders of Purchaser Common Stock is expected to be required under applicable Law or Nasdaq rules to consummate the Transactions; provided, however, that to the extent any such vote or approval is determined to be required by Nasdaq or applicable Law, Purchaser shall use commercially reasonable efforts to promptly obtain such vote or approval in accordance with applicable requirements.

ARTICLE VII CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation to Close

The respective obligation of each Party to effect the transactions contemplated hereby is subject to the satisfaction on or before Closing of each of the following conditions, unless waived in writing by each of Purchaser and the Company:

(a) Governmental Approvals. The Parties shall have received all approvals from any Governmental Authority necessary to consummate the transactions contemplated hereby.

(b) No Orders. There shall not have been enacted, promulgated, or made effective after the date of this Agreement any Law by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any Governmental Order seeking to enjoin or prohibit or make illegal, consummation of the transactions contemplated hereby and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the transactions contemplated hereby.

(c) Purchaser Nasdaq Listing. The existing Purchaser Common Stock shall have been continually listed on Nasdaq as of and from the Execution Date through the Closing Date, and Purchaser shall not have received any order or other correspondence indicating that the Purchaser Common Stock may be delisted from Nasdaq, unless the deficiencies set forth in such order or correspondence can be resolved, Purchaser has received written confirmation of such resolution from Nasdaq, and such deficiencies have been resolved in a manner that ensures the Purchaser Common Stock’s continued listing on Nasdaq, and trading in the Purchaser Common Stock on Nasdaq has not been suspended as of the Closing. Additionally, Purchaser’s Nasdaq Listing Application in connection with the Transactions contemplated by this Agreement shall have been approved by Nasdaq.

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Section 7.2 Conditions to Obligations of Purchaser and Merger Sub

The obligation of Purchaser and Merger Sub to effect the transactions contemplated hereby is also subject to the satisfaction on or before the Closing of the following conditions, unless waived in writing by Purchaser:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in Article V (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing.

(c) Absence of Company Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Company Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.

(d) Closing Documents. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Purchaser the documents set forth in Section 2.4.

(e) Officer’s Certificates.

(i) Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, in such Person’s capacity as an officer of the Purchaser and not in such Person’s individual capacity, attaching true, correct, and complete copies of (A) certificate of incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Utah, (B) the bylaws of the Company, and (C) resolutions of the board of directors of the Company approving this Agreement and declaring its advisability, and approving the consummation of the transactions contemplated hereby, and certifying that each of the documents attached pursuant to clauses (A)-(C) is true and complete; and

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(ii) Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 7.2.

(f) Independent Valuation. Purchaser shall have received, prior to or at the Closing, a final written valuation report from a nationally recognized independent third-party valuation firm mutually acceptable to Purchaser and the Company (the “Independent Valuation Firm”), which valuation shall be in form and substance reasonably satisfactory to Purchaser and shall be conducted in accordance with customary valuation methodologies. The costs and expenses of the Independent Valuation Firm in preparing the valuation report and related matters will be solely the obligation of Purchaser. The determination of the Independent Valuation Firm shall be final, conclusive and binding on the Parties absent manifest error. Such valuation report shall be delivered in good faith prior to Closing.

Section 7.3 Conditions to Obligations of the Company

The obligation of the Company to effect the transactions contemplated herein is also subject to the satisfaction on or before the Closing of the following conditions, unless waived in writing by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub in Article VI (Representations and Warranties of Purchaser and Merger Sub) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Purchaser Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Performance of Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing.

(c) Absence of Purchaser Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Purchaser Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Purchaser Material Adverse Effect.

(d) Closing Documents. At or prior to the Closing, Purchaser shall have delivered, or caused to be delivered, to the Company the documents set forth in Section 2.5.

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(e) Officer’s Certificates.

(i) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Purchaser, in such Person’s capacity as an officer of the Purchaser and not in such Person’s individual capacity, attaching true, correct, and complete copies of (A) certificate of incorporation of the Purchaser, as amended to date, certified by the Secretary of State of the State of Delaware, (B) the bylaws of the Purchaser, and (C) resolutions of the board of directors of the Purchaser approving this Agreement and declaring its advisability, and approving the consummation of the transactions contemplated hereby, and certifying that each of the documents attached pursuant to clauses (A)-(C) is true and complete; and

(ii) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Purchaser, in such Person’s capacity as an officer of Purchaser and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 7.3.

Section 7.4. Frustration of Closing Conditions

Neither the Company nor Purchaser may rely, either as a basis for not consummating the transactions contemplated herein or for terminating this Agreement and abandoning the transactions contemplated herein, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to make the requisite effort to consummate the transactions contemplated herein, as required by and subject to this Agreement.

ARTICLE VIII COVENANTS OF THE PARTIES PENDING CLOSING;

ADDITIONAL COVENANTS

Section 8.1 Conduct of the Business

The Company covenants and agrees that:

(a) Except as expressly contemplated by this Agreement, as required by applicable Law, as set forth on Section 8.1(a) of the Company Disclosure Schedule, or as consented to in writing (which shall not be unreasonably conditioned, withheld or delayed) by Purchaser, with respect to any deviation by the Company, from the Execution Date until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (i) conduct its business only in the Ordinary Course of Business (including the payment of accounts payable and the collection of accounts receivable), (ii) duly and timely file all Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable taxing authorities and pay any and all Taxes due and payable during such time period, (iii) duly observe and comply with all applicable Laws and Governmental Orders, and (iv) use its commercially reasonable efforts to preserve intact in all material respects its business organization, assets, permits, properties, and material business relationships with employees, clients, suppliers, and other third parties.

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(b) Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement, as required by applicable Law, or as set forth in Section 8.1(b) of the Company Disclosure Schedule, during the Interim Period, without the Purchaser’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), the Company shall not (unless otherwise specified), or shall permit its Subsidiaries to:

(i) amend, modify, or supplement its Organizational Documents except as contemplated hereby;

(ii) other than in the Ordinary Course of Business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under any Material Contract;

(iii) other than in the Ordinary Course of Business, modify, amend, or enter into any Contract, including for capital expenditures, that extends for a term of one year or more, as applicable, or any Subsidiary thereof, of more than $100,000 individually or $500,000 in the aggregate;

(iv) make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate, other than, with respect to the Company, in furtherance of implementation of the transactions disclosed to Purchaser as part of the Company’s present business plan and in the Ordinary Course of Business;

(v) sell, lease, or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the Ordinary Course of Business;

(vi) sell, abandon, permit to lapse, assign, transfer, or otherwise dispose of any Intellectual Property owned by such entity, except where such action would not reasonably be expected to cause a Company Material Adverse Effect;

(vii) permit any material registered owned Intellectual Property to be abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(viii) terminate or fail to timely renew, or otherwise take any act or omission that would impair the continued maintenance or renewal of, any Permit required for the operation of its business as it is currently conducted;

(ix) pay, declare, or set aside any dividends, distributions or other amounts with respect to its capital stock or other equity securities, other than dividends or distributions declared, set aside, or paid by any wholly-owned Subsidiaries or as expressly required or permitted pursuant to existing written agreements in effect as of the date of this Agreement; (B) pay, declare or promise to pay any other amount to any stockholder or other equity holder in its capacity as such, other than pursuant to existing written agreements in effect as of the date of this Agreement; or (C) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities, other than amendments required or permitted pursuant to existing written agreements in effect as of the date of this Agreement;

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(x) make any loan, advance or capital contribution to, or guarantee for the benefit of, any Person; (B) incur any Indebtedness other than intercompany Indebtedness and trade payables in the Ordinary Course of Business; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof, in each case, other than, with respect to the Company, in the Ordinary Course of Business;

(xi) suffer or incur any Lien, except for Permitted Liens, on its assets, other than, with respect to the Company, in the Ordinary Course of Business;

(xii) delay, accelerate or cancel, or waive any material right with respect to any receivables or Indebtedness owed to it, or write off or make reserves against the same (other than in the Ordinary Course of Business);

(xiii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person, make any material investment in any Person, or be acquired by any other Person;

(xiv) terminate or allow to lapse any insurance policy protecting any of its assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xv) adopt any severance, retention, or other employee benefit plan or fail to continue to make timely contributions to each such plan in accordance with the terms thereof, other than, with respect to the Company, in the Ordinary Course of Business;

(xvi) waive, release, settle, compromise, or otherwise resolve any Action, except in the Ordinary Course of Business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(xvii) except as required by U.S. GAAP, or PCAOB rules or requirements, make any material change in its accounting principles, methods, or practices;

(xviii) change its principal place of business or jurisdiction of organization;

(xix) make, change, or revoke any material Tax election; (B) settle or compromise any material claim, notice, audit report, or assessment in respect of Taxes; (C) enter into any Tax allocation, Tax sharing, Tax indemnity, or other closing agreement relating to any Taxes; or (D) surrender or forfeit any right to claim a material Tax refund;

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(xx) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the Ordinary Course of Business;

(xxi) other than (A) as required by any Employee Benefit Plan or (B) in the Ordinary Course of Business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (B) be deemed or construed as permitting any Party or Subsidiary thereof to take any action that is not permitted by any other provision of this Section 8.1(b)), (1) increase or change to a material extent the compensation or benefits of any employee or service provider, (2) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider, (3) enter into, amend, or terminate any Employee Benefit Plan (or any plan, program, agreement, or arrangement that would be an Employee Benefit Plan if in effect on the Effective Date) or grant, amend, or terminate any material awards thereunder, (4) fund any material payments or benefits that are payable or to be provided under any Employee Benefit Plan, (5) make any material loan to any present or former employee or other individual service provider, other than advancement of expenses in the Ordinary Course of Business, or (6) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, in each case, other than, with respect to the Company, in the Ordinary Course of Business;

(xxii) authorize, recommend, propose, or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, or similar transaction involving it or any Subsidiary;

(xxiii) take, agree to take, or fail to take any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment; or

(xxiv) enter into any agreement or otherwise agree or commit to take, or cause to be taken, any of the actions set forth in this Section 8.1(b).

(c) The Company shall not (i) take or agree to take any action with the intent to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date, or (ii) omit to take, or agree to omit to take, any action with the intent to cause any such representation or warranty to be inaccurate or misleading in any respect at any such time.

(d) Notwithstanding the foregoing, the Company and its respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or another Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with any future epidemics, pandemics, or similar health emergencies.

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Section 8.2 Access to Information

During the Interim Period, each of the Company and Purchaser shall, upon reasonable advance written notice, provide, or cause to be provided, to the other and their authorized Representatives during normal business hours reasonable access to their offices, properties, and books and records, in a manner so as to not interfere with their normal business operations. Notwithstanding the foregoing, neither Purchaser or Merger Sub, on the one hand, nor the Company or the Company Subsidiary, on the other hand, shall be required to provide to the other or any of its authorized Representatives any information (a) if and to the extent doing so would (i) violate any applicable Law, (ii) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (iii) violate any legally-binding obligation with respect to confidentiality, non-disclosure, or privacy, or (iv) jeopardize protections afforded under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (i) through (iv), the Company or Purchaser shall, and shall cause their Subsidiaries to, use their commercially reasonable efforts to (A) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation, or Law and (B) provide such information in a manner without violating such privilege, doctrine, Contract, obligation, or Law), or (b) if the Company or the Company Subsidiary, on the one hand, and any Purchaser Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the withholding Party shall provide to the other prompt written notice of the withholding of access or information on any such basis.

Section 8.3 Notice of Certain Events

During the Interim Period, each of Purchaser and the Company shall promptly notify the other of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Purchaser Parties, post-Closing) to any such Person or create any Lien on any assets of the Company, Purchaser, or their Subsidiaries, as applicable;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Actions commenced or, to the Knowledge of Purchaser or the Company, as applicable, threatened, relating to or involving or otherwise affecting either Party or any of their stockholders or their equity, assets, or business or that relate to the consummation of the transactions contemplated by this Agreement;

(d) the occurrence of any fact or circumstance that constitutes or results, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect or a Purchaser Material Adverse Effect; and

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(e) any inaccuracy of any representation or warranty of such Party contained in this Agreement, or any failure of such Party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article VII not to be satisfied by the Closing; provided, however, that no such notification or failure to provide such notification pursuant to clause (d) or clause (e) of this Section 8.3 shall affect the representations, warranties, covenants, agreements, or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties, and a failure to comply with clause (d) or clause (e) of this Section 8.3 shall not, of itself, cause the condition stated in Section 7.2(b) or Section 7.3(b), as the case may be, to fail to be satisfied.

Section 8.4 Merger Sub Approval

As promptly as reasonably practicable, Purchaser, as the sole stockholder of Merger Sub, will approve and adopt this Agreement and the transactions contemplated hereby and thereby (including the Merger).

Section 8.5 Non-Disparagement

Each Party will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably disparage or damage the reputation, goodwill, or standing in the community of any other Party, their respective Representatives, or their respective Affiliates.

Section 8.6 Certain Tax Matters

(a) Intended Tax Treatment; Reorganization. Purchaser and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger according to the Intended Tax Treatment.

(b) Cooperation on Tax Matters. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit, or examination. Such cooperation shall include the retention and (upon another Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding, audit, or examination, making employees available on a mutually convenient basis to provide additional information, and an explanation of any material provided hereunder. The Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The Parties agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

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(c) Tax Indemnification. The Company Equityholders shall severally indemnify Company, its Subsidiaries, and Purchaser and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than Company and its Subsidiaries) imposed on Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(d) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) Responsibility for Filing Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company and its Subsidiaries that are filed after the Closing Date.

(f) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.7 Purchaser’s SEC Filings and Reports; Nasdaq

(a) During the Interim Period, Purchaser will keep current and timely file all of its requisite public filings and reports with the SEC and otherwise comply in all material respects with applicable securities laws, and shall use commercially reasonable efforts prior to the Closing to maintain the listing of the existing Purchaser Common Stock on Nasdaq.

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(b) To the extent required by Nasdaq Marketplace Rule 5110, Purchaser shall use its commercially reasonable efforts to prepare and file an initial listing application for the Purchaser Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Company will cooperate with Purchaser as reasonably requested by Purchaser with respect to the Nasdaq Listing Application and promptly furnish to Purchaser all information concerning the Company and the Company Equityholders that may be required or reasonably requested in connection with any action contemplated by this Section 8.7(b). All fees associated with the Nasdaq Listing Application shall be paid by the Company.

Section 8.8 Indebtedness Payoff; Lien Releases

(a) At or prior to the Closing, the Company shall deliver to Purchaser customary payoff letters, in form and substance reasonably acceptable to Purchaser, from each lender or other Person to whom the Company or any Company Subsidiary is indebted as of the Closing Date (each, a “Payoff Letter”), setting forth the total amount required to be paid to fully satisfy and discharge such Indebtedness as of the Closing Date (the “Payoff Amounts”), provided that the Parties agree that the Purchaser shall assume the Indebtedness set forth on Section 8.8 of the Company Disclosure Schedule and a corresponding amount of Company cash shall be acquired by the Purchaser.

(b) The Company shall cause all Indebtedness identified in the Payoff Letters to be paid in full at or prior to the Closing and shall deliver, or cause to be delivered, to Purchaser at or promptly following the Closing, evidence reasonably satisfactory to Purchaser of the release and termination of all Liens securing such Indebtedness, including UCC-3 termination statements, lien releases, mortgage satisfactions or discharges, or other customary release documentation, as applicable.

Section 8.9 Confidentiality

From and after the Execution Date, neither the Company nor Purchaser shall disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law (in which case such Party shall use commercially reasonable efforts to (a) consult with the other prior to making any such disclosure to the extent permitted by applicable Law and reasonably practicable under the circumstances and (b) cooperate in connection with the other Party’s efforts to obtain a protective order or confidential treatment at such Party’s expense), all documents and information concerning the negotiation and execution of this Agreement or the other Party or any of its Affiliates or their Representatives (including trade secrets, confidential information, and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information that can be shown to have been (i) in the public domain through no fault of, or breach of this Agreement on the part of, the disclosing Party or its Affiliates, or (ii) later lawfully acquired by the disclosing Party on a non-confidential basis from sources other than the other Party or any of its Affiliates or their Representatives and who are not known (after reasonable inquiry) to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such Confidential Information to his, her, or its (A) tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under applicable Law arising out of this Agreement, and (B) legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of this Agreement.

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Section 8.10 All Efforts; Further Assurances

(a) Subject to the terms and conditions of this Agreement, each Party shall promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable, or as reasonably requested by the other Parties, to consummate and make effective as promptly as is reasonably practicable the transactions contemplated by this Agreement, including using its best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals, authorizations, Governmental Orders, or other actions from all applicable Governmental Authorities prior to the Effective Time, (ii) avoid an Action by any Governmental Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Purchaser agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, consents, approvals, authorizations, Governmental Orders, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless it gives the other Party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such Party and its Affiliates, (B) as necessary to comply with Contracts or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

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(c) During the Interim Period, Purchaser, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement or any matters relating thereto commenced against Purchaser, Merger Sub, or any of its or their respective Representatives in their capacity as a Representative of a Purchaser Party or against the Company or the Company Subsidiaries, as applicable (collectively, the “Transaction Litigation”). Purchaser shall control the negotiation, defense, and settlement of any such Transaction Litigation brought against Purchaser, Merger Sub, or members of the boards of directors of Purchaser or Merger Sub and the Company shall control the negotiation, defense, and settlement of any such Transaction Litigation brought against the Company or the Company Subsidiaries or the members of their boards of directors; provided, however, that in no event shall the Company or Purchaser settle, compromise, or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other (not to be unreasonably withheld, conditioned, or delayed); further provided, that it shall be deemed to be reasonable for Purchaser (if the Company is controlling the Transaction Litigation) or the Company (if Purchaser is controlling the Transaction Litigation) to withhold, condition, or delay its consent if any such settlement or compromise (i) does not provide for a legally binding, full, unconditional, and irrevocable release of each Purchaser Party (if the Company is controlling the Transaction Litigation) or the Company and the Company Subsidiaries and related parties (if Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (ii) provides for any non-monetary, injunctive, equitable, or similar relief against any Purchaser Party (if the Company is controlling the Transaction Litigation) or the Company, the Company Subsidiaries and related parties (if Purchaser is controlling the Transaction Litigation) or (iii) contains an admission of wrongdoing or liability by a Purchaser Party (if the Company is controlling the Transaction Litigation) or the Company and the Company Subsidiaries and related parties (if Purchaser is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Purchaser and the Company shall each (A) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (B) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement, and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement, and compromise of any such Transaction Litigation, (C) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (D) reasonably cooperate with each other including with respect to the defense, settlement, and compromise of any such Transaction Litigation.

Section 8.11 Employment Agreement. In connection with the Closing, Purchaser shall use its commercially reasonable efforts to negotiate and enter into the Employment Agreement with Danny White, on terms mutually agreed prior to Closing. Nothing in this Agreement shall require Purchaser to continue the employment of any employee for any specific period of time, except as expressly provided in the Employment Agreement.

Section 8.12 Advisory Agreement. Following the Closing, the Company or their Affiliates (as applicable) shall provide to Purchaser certain advisory services as set forth in the Advisory Agreement.

Section 8.13 Company Financial Statements. The Company shall have delivered to Purchaser, no later than forty-five (45) days following the Closing Date, the Company Financial Statements required pursuant to Section 2.4(j), prepared in accordance with U.S. GAAP and in a form suitable to permit Purchaser to complete an audit in accordance with the standards of the PCAOB, provided that Company agrees to provide Purchaser with any and all information and documentation that is necessary to complete the Purchaser’s publicly disclosed financial statements and financial information.

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Section 8.14 Certificate of Designation. At or prior to Closing, Purchaser shall file with the Secretary of State of the State of Delaware the Certificate of Designation, which shall create a Preferred Stock having such terms as shall be mutually agreeable by Purchaser and the Company (but in any case, shall contain the terms set forth in Exhibit D), the shares of which shall be issued pursuant to Section 3.1(c).

ARTICLE IX TERMINATION

Section 9.1 Termination

This Agreement may be terminated prior to the Effective Time only as follows:

(a) by the mutual written consent of Purchaser and the Company;

(b) by either Purchaser or the Company if the Closing has not occurred on the date that is six (6) months following the Execution Date (the “Outside Date”), unless the failure to consummate the Closing by such date results primarily from the breach of this Agreement by the Party seeking termination;

(c) by either Purchaser or the Company if any Governmental Authority of competent jurisdiction has issued a final, non-appealable order permanently enjoining or prohibiting the consummation of the transactions contemplated hereby; or

(d) by either Purchaser or the Company if the other Party has materially breached any representation, warranty, covenant, or agreement contained herein and such breach (i) would cause the conditions to Closing not to be satisfied and (ii) has not been cured within thirty (30) days following written notice thereof (or such shorter period remaining prior to the Outside Date).

Section 9.2 Effect of Termination.

Upon termination of this Agreement pursuant to this Article IX, this Agreement shall become void and of no further force or effect, except that (i) this Section 9.2, (ii) Article X (Miscellaneous), and (iii) any provisions that by their terms expressly survive termination shall survive such termination. Nothing herein shall relieve any Party of liability for fraud or willful misconduct.

ARTICLE X INDEMNIFICATION AND ESCROW

Section 10.1 Indemnification; Survival

From and after the Closing, the Company Equityholders, severally and not jointly, shall indemnify and hold harmless Purchaser, the Surviving Corporation and their respective Affiliates, directors, officers, employees and agents from and against any losses, damages, liabilities, claims and expenses (including reasonable attorneys’ fees) arising out of or resulting from (a) any breach of any representation or warranty of the Company contained in this Agreement or (b) any breach of any covenant or agreement of the Company contained in this Agreement. The representations and warranties of the Company shall survive the Closing for a period of twelve (12) months following the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Company Equityholders, jointly and severally, shall indemnify, defend, and hold harmless Purchaser and the Surviving Corporation against any and all claims, losses, and expenses (including reasonable attorneys’ fees) arising from any assertion by Donald Ainslie of any ownership interest, economic right, membership right, or compensation claim with respect to the Company or its equity interests, provided that, this indemnification obligation shall be uncapped and shall survive Closing indefinitely.

Section 10.2 Escrow

(a) At the Closing, an amount equal to ten percent (10%) of the Base Consideration (the “Escrow Amount”) shall be withheld from the Merger Consideration and deposited into an escrow account pursuant to an escrow agreement (the “Escrow Agreement”) reasonably acceptable to Purchaser and the Company Equityholders. The Escrow Amount shall be comprised of cash and equity in the same proportion as the cash and equity components of the Base Consideration as set forth in Section 3.1. The form of Escrow Agreement is substantially in the form attached hereto as Exhibit E.

(b) From and after the Closing, the Escrow Amount shall be available solely to satisfy any losses, damages, liabilities, claims, costs, or expenses (including reasonable attorneys’ fees) incurred by Purchaser, the Surviving Corporation or their respective Affiliates arising out of or resulting from (a) any breach of any representation or warranty of the Company contained in this Agreement, (b) any breach of any covenant, agreement, or obligation of the Company contained in this Agreement, or (c) any indemnification obligations expressly provided for under this Agreement.

(c) Except in the case of fraud, the Escrow Amount shall constitute the sole and exclusive source of recovery for any indemnification claims under this Agreement, and the aggregate liability of the Company Equityholders for all such indemnification claims shall not exceed the Escrow Amount. No Company Equityholder shall have any further personal liability beyond its pro rata share of the Escrow Amount, except in the case of fraud.

(d) Purchaser shall provide written notice to the Company Equityholders and the Escrow Agent of any indemnification claim against the Escrow Amount prior to the expiration of the applicable survival period, setting forth the nature of the claim and a good-faith estimate of the amount thereof. Any portion of the Escrow Amount subject to a timely asserted and unresolved claim shall remain in escrow until such claim is finally resolved in accordance with the Escrow Agreement.

(e) The balance of the Escrow Amount, if any, shall be released to the Company Equityholders upon the expiration of the six (6)-month survival period, less any amounts subject to pending indemnification claims timely asserted prior thereto, in accordance with the terms of the Escrow Agreement.

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ARTICLE XI MISCELLANEOUS

Section 11.1 Non-Survival of Representations, Warranties, and Covenants

Except as otherwise contemplated by Section 11.4, none of the representations, warranties, covenants, obligations, or other agreements in this Agreement or in any certificate (including confirmations therein), statement, or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements, and other provisions shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing including, in particular, Sections 8.9 and 8.10, and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.2 Waivers; Extension

Any Party may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement, or (c) waive compliance by the other Parties with any obligation, covenant, agreement, or condition contained herein, provided that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties granting such extension or waiver. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.3 Non-Recourse

This Agreement may be enforced only against, and any dispute, claim, or controversy based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. No past, present, or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender, or Representative or Affiliate of any named Party (which Persons are intended third party beneficiaries of this Section 11.3) shall have any liability (whether in contract or tort, at law, or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements, or other obligations or liabilities of such Party or for any dispute, claim, or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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Section 11.4 Specific Performance

Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other Party under this Agreement and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.4 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.

Section 11.5 Notices

Any notice, demand, instruction, request, or other communication that may be permitted, required, or desired to be given pursuant hereto shall, unless changed by written notice given by a Party to the others pursuant hereto, be given in writing and directed to the applicable Party as follows:

If to the Company:	Secuvant, LLC
240 N. East Promontory, Suite 200
Farmington, UT 84025
Attn: Ryan Layton, Chief Executive Officer
Email: ryan.layton@secuvant.com

with a copy to:	Parr Brown Gee & Loveless P.C.
101 S. 200 E. #700
Salt Lake City, UT 84111
Attn: Doug Waddoups
Email: dwaddoups@parrbrown.com

If to Purchaser, Merger Sub
or its other Subsidiaries:	Cycurion, Inc.
1640 Boro Place, Suite 420C
McLean, VA 22102
Attn: L. Kevin Kelly, Chief Executive Officer
Email: kevin.kelly@cycurion.com

with a copy to:	Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attn: Keith J. Billotti, Esq.
Email: billotti@sewkis.com

Except as otherwise expressly permitted herein, all notices, demands, instructions, requests, or communications required, desired, or permitted to be given hereunder shall be deemed given: (a) if by hand or nationally recognized overnight courier service (i) if delivered by 5:00 PM Eastern Time on a Business Day, on the date of delivery, and (ii) if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (c) seven Business Days after mailing by prepaid certified or registered mail, return receipt requested.

Section 11.6 Assignment

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties, and any such transfer without prior written consent shall be void; provided, however, that Purchaser may assign its rights hereunder to any Affiliate, but shall remain liable for all of Purchaser’s obligations hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

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Section 11.7 Press Release and Announcements

Any press release, public announcement, or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Purchaser shall determine in its reasonable discretion, after consultation in good faith with the Company; provided that nothing in this Section 11.7 will preclude any Party from making any disclosures necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed in connection with making or obtaining (as the case may be) consents from any Governmental Authority.

Section 11.8 Rights of Third Parties

Except as provided in Section 11.3, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 11.9 Reliance

Each of the Parties shall be deemed to have relied upon the accuracy of the written representations and warranties made to such Party in or pursuant to this Agreement, notwithstanding any investigations conducted by or on such Party’s behalf or notice, knowledge, or belief to the contrary.

Section 11.10 Expenses

Each Party shall bear its own expenses (including fees and expenses of legal counsel, accountants, investment bankers, financial advisers, brokers, finders, and other representatives or consultants) in connection with this Agreement and the transactions contemplated hereby.

Section 11.11 Counterparts

This Agreement may be executed in one or more counterparts, all of which shall constitute one agreement. A signed copy of this Agreement shall have the same force and effect as an original. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.12 Entire Agreement

This Agreement constitutes the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

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Section 11.13 Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person of circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.14 Governing Law; Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action or proceeding arising out of, relating to, in connection with or to enforce this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, or, if such United States District Court lacks subject matter jurisdiction, the Superior Court of the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this section shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (b) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 11.5. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, or, if such United States District Court lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine). The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 11.15 Amendments

These terms and provisions of this Agreement may not be amended, other than as necessary to consummate the transactions contemplated hereby in accordance with the financial and commercial terms set forth herein, of which there shall be no further amendment, and the Parties agree that there will be no further negotiation of the terms of the transactions contemplated hereby. Any such amendment must be in writing and signed by all Parties.

[Signature Page(s) Follow(s)]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first written above.

PURCHASER:

CYCURION, INC.

By:	/s/ L. Kevin Kelly
L. Kevin Kelly
Chief Executive Officer

MERGER SUB:

CYCURION MERGER SUB, LLC

By:	/s/ L. Kevin Kelly
L. Kevin Kelly
Authorized Representative

COMPANY:

SECUVANT, LLC

By:	/s/ Ryan Layton
Ryan Layton
Chief Executive Officer

[Signature Page to Merger Agreement]

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EXHIBIT A

[FORM OF REGISTRATION RIGHTS AGREEMENT]

A-1

EXHIBIT B

[FORM OF LOCK-UP AGREEMENT]

B-1

EXHIBIT C

[FORM OF LEAK-OUT AGREEMENT]

C-1

EXHIBIT D

[CERTIFICATE OF DESIGNATIONS]

D-1

EXHIBIT E

[FORM OF ESCROW AGREEMENT]

E-1

EXHIBIT E

[FORM OF EMPLOYMENT AGREEMENT]

F-1